Exhibit 2.2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

STEADFAST APARTMENT REIT, INC.,

STEADFAST APARTMENT REIT OPERATING PARTNERSHIP, L.P.,

SIII SUBSIDIARY, LLC,

STEADFAST APARTMENT REIT III, INC., AND

STEADFAST APARTMENT REIT III OPERATING PARTNERSHIP, L.P.

DATED AS OF AUGUST 5, 2019

i

EXHIBITS

Exhibit A – Termination Agreement
Exhibit B – Amended and Restated STAR Advisory Agreement
Exhibit C – STAR III Operating Partnership Agreement Amendment
Exhibit D – STAR III Charter Amendment

DISCLOSURE LETTERS

STAR Disclosure Letter
STAR III Disclosure Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of August 5, 2019 (this “Agreement”), is among Steadfast Apartment REIT III, Inc., a Maryland corporation (“STAR III”), Steadfast Apartment REIT III Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of STAR III (“STAR III Operating Partnership”), Steadfast Apartment REIT, Inc., a Maryland corporation (“STAR”), SIII Subsidiary, LLC, a Maryland limited liability company and a wholly owned subsidiary of STAR (“Merger Sub”), and Steadfast Apartment REIT Operating Partnership, L.P., a Delaware limited partnership and the operating partnership of STAR (“STAR Operating Partnership”). Each of STAR III, STAR III Operating Partnership, STAR, Merger Sub, and STAR Operating Partnership is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination in which STAR III will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving company, and each share of STAR III Common Stock issued and outstanding immediately prior to the Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (“MLLCA”);

WHEREAS, on the recommendation of the special committee (the “STAR III Special Committee”) of the Board of Directors of STAR III (the “STAR III Board”), the STAR III Board has (a) determined that this Agreement, the STAR III Charter Amendment, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of STAR III and its stockholders, (b) authorized and approved this Agreement, the STAR III Charter Amendment, the Merger and the other transactions contemplated by this Agreement, (c) directed that the Merger and the STAR III Charter Amendment be submitted for consideration at the Stockholders Meeting, and (d) recommended the approval of the Merger and the STAR III Charter Amendment by the STAR III stockholders;

WHEREAS, STAR III, as the sole general partner of STAR III Operating Partnership, has authorized and approved this Agreement and the transactions contemplated by this Agreement and determined that this Agreement and the transactions contemplated by this Agreement are advisable;

WHEREAS, on the recommendation of the special committee (the “STAR Special Committee”) of the Board of Directors of STAR (the “STAR Board”), the STAR Board has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of STAR and its stockholders, and (b) authorized and approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, STAR, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, STAR, as the sole general partner of STAR Operating Partnership, has authorized and approved this Agreement and the transactions contemplated by this Agreement and determined that this Agreement and the transactions contemplated by this Agreement are advisable;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” under, and within the meaning of, Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, STAR III, the STAR III Operating Partnership, and STAR III Advisor have entered into the Termination Agreement attached as Exhibit A (the “Termination Agreement”), which provides for, among other things, the termination of the STAR III Advisory Agreement at the Merger Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, STAR, the STAR Operating Partnership and STAR Advisor have entered into the Amended and Restated STAR Advisory Agreement attached as Exhibit B (the “Amended and Restated STAR Advisory Agreement”), which shall be effective at the Merger Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, STAR III has entered into an amendment to STAR III Operating Partnership Agreement attached as Exhibit C (the “STAR III Operating Partnership Agreement Amendment”), which shall be effective at the Merger Effective Time; and

WHEREAS, each of the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with a term of at least 18 months and that contains an 18-month standstill provision and an 18-month non-solicitation provision and that is not materially less favorable in the aggregate to STAR III than the Non-Disclosure Agreement, dated as of September 28, 2018, by and between STAR and STAR III.

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any anti-bribery, anti-corruption or similar applicable Law of any other jurisdiction.

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.

“Book-Entry Share” means, with respect to any Party, a book-entry share registered in the transfer books of such Party.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Charter” means the charter of an entity, in each case, as amended, restated or supplemented and in effect on the date hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreements” means (i) the Non-Disclosure Agreement, dated as of September 28, 2018, as may be amended, by and between STAR and STAR III, and (ii) the Letter Agreement, dated as of June 10, 2019, as may be amended, by and among SIR, STAR III and STAR, collectively.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other agreement.

“Environmental Law” means any Law (including common law) relating to the pollution (or cleanup thereof) or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 1.430 shares of STAR Common Stock for each share of STAR III Common Stock.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement, the preparation, printing and filing of the Form S-4 and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approval, engaging the services of the Exchange Agent, obtaining any third party consents, making any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“Full Termination Payment” means $5,320,000.

“Fundamental Representations” means the representations and warranties contained in: Section 4.1 (Organization and Qualification; Subsidiaries); Section 4.2 (Authority; Approval Required); Section 4.3(a) (No Conflict; Required Filings and Consents); Section 4.4 (Capital Structure); Section 4.5(g) (Investment Company Act); Section 4.18 (Brokers); Section 4.19 (Opinion of Financial Advisor); Section 4.20 (Takeover Statutes); Section 5.1 (Organization and Qualification; Subsidiaries); Section 5.2 (Authority); Section 5.3(a) (No Conflict; Required Filings and Consents); Section 5.4 (Capital Structure); Section 5.5(g) (Investment Company Act); Section 5.18 (Brokers); Section 5.19 (Opinion of Financial Advisor); and Section 5.20 (Takeover Statutes).

“GAAP” means the United States generally accepted accounting principles.

“Go Shop Termination Payment” means $2,660,000.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that is listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state and local counterparts, as each may be amended from time to time, and all regulations thereunder, including: the Comprehensive, Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, mold, methane, asbestos in any form, radioactive materials or wastes and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to any STAR III Party, the actual knowledge of the persons named in Schedule A to the STAR III Disclosure Letter and (ii) with respect to any STAR Party, the actual knowledge of the persons named in Schedule A to the STAR Disclosure Letter.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership; other than transfer restrictions arising under applicable securities Laws.

“Material Contract” means any STAR III Material Contract or any STAR Material Contract, as applicable.

“Merger Sub Governing Documents” means the articles of organization and operating agreement of Merger Sub, as in effect on the date hereof.

“Order” means a judgment, injunction, order or decree of any Governmental Authority.

“Permitted Liens” means any of the following: (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Liens that are carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business if the underlying obligations are not past due; (iii) with respect to any real property, Liens that are zoning regulations, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the intended use of the real property; (iv) with respect to STAR III, Liens that are disclosed on Section 5.10 of the STAR III Disclosure Letter, and with respect STAR, Liens that are disclosed on Section 5.10 of the STAR Disclosure Letter; (v) with respect to STAR III, Liens that are disclosed on the consolidated balance sheet of STAR III dated December 31, 2018, or notes thereto (or securing liabilities reflected on such balance sheet), and with respect to STAR, Liens that are disclosed on the consolidated balance sheet of STAR dated December 31, 2018, or notes thereto (or securing liabilities reflected on such balance sheet); (vi) with respect to STAR III or STAR, arising pursuant to any Material Contracts of such Party; (vii) with respect to any real property of STAR III or STAR, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof; or (viii) with respect to STAR III or STAR, Liens that were incurred in the ordinary course of business since December 31, 2018 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Proxy Statement” means the proxy statement relating to the Stockholders Meeting together with any amendment or supplements thereto.

“REIT” shall have the meaning ascribed to it under Section 856 (among other applicable sections) of the Code.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SIR Merger Agreement” means the Agreement and Plan of Merger dated as of the date hereof among STAR, the STAR Operating Partnership, SI Subsidiary, LLC, Steadfast Income REIT, Inc. and Steadfast Income REIT Operating Partnership, L.P.

“STAR Advisor” means Steadfast Apartment Advisor, LLC, a Delaware limited liability company and the external investment advisor to STAR.

“STAR Advisory Agreement” means the Amended and Restated Advisory Agreement, as amended, dated as of November 26, 2010, by and among STAR, STAR Operating Partnership and the STAR Advisor.

“STAR Bylaws” means the Bylaws of STAR, as amended and in effect on the date hereof.

“STAR Charter” means the Charter of STAR.

“STAR DRP” means the distribution reinvestment plan of STAR.

“STAR Equity Incentive Plan” means STAR’s 2010 Restricted Share Plan, as may be amended.

“STAR Governing Documents” means the STAR Bylaws, the STAR Charter, the certificate of limited partnership of the STAR Operating Partnership and the STAR Partnership Agreement.

“STAR SRP” means STAR’s share repurchase plan.

“STAR III Advisor” means Steadfast Apartment Advisor III, LLC, a Delaware limited liability company and the external investment advisor to STAR III and STAR III Operating Partnership.

“STAR III Advisory Agreement” means the Amended and Restated Advisory Agreement by and among STAR III, STAR III Operating Partnership and STAR III Advisor, dated as of July 25, 2016, as amended and restated.

“STAR III Bylaws” means the Bylaws of STAR III, as amended and in effect on the date hereof.

“STAR III Charter” means the Charter of STAR III.

“STAR III Charter Amendment” means that amendment to the STAR III Charter, substantially in the form attached hereto as Exhibit D.

“STAR III Equity Incentive Plan” means STAR III’s 2014 Amended and Restated Restricted Share Plan.

“STAR III Governing Documents” means the STAR III Bylaws, the STAR III Charter, the certificate of limited partnership of STAR III Operating Partnership, and the STAR III Partnership Agreement.

“STAR III Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of STAR III and the STAR III Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of STAR III Parties to consummate the Merger before the Outside Date; provided, that, for purposes of the foregoing clause (i), “STAR III Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of STAR III to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a STAR III Material Adverse Effect), (B) any changes that affect the multifamily industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Merger or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of STAR, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Action made or initiated by any holder of STAR III Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect STAR III and the STAR III Subsidiaries, taken as a whole, relative to others in the industry and in the geographic regions in which STAR III and the STAR III Subsidiaries operate, but any effects resulting from the matters referred to in this proviso shall be excluded only to the extent such matters occur after the date hereof.

“STAR III OP Units” means the OP units in STAR III Operating Partnership.

“STAR III Parties” means STAR III and STAR III Operating Partnership.

“STAR III Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership, dated as of June 10, 2014, of the STAR III Operating Partnership, as amended through the date hereof.

“STAR III Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by STAR III or any STAR III Subsidiary as of the date of this Agreement (including all of STAR III’s or any STAR III Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“STAR III SRP” means STAR III’s share repurchase program.

“STAR III Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by STAR III, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by STAR III or of which STAR III or any STAR III Subsidiary is a general partner, manager, managing member or the equivalent, including the STAR III Operating Partnership.

“STAR Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that individually or in the aggregate, (i) would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of STAR and the STAR Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of STAR Parties to consummate the Merger before the Outside Date; provided, that, for purposes of the foregoing clause (i), “STAR Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of STAR to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a STAR Material Adverse Effect), (B) any changes that generally affect the multifamily industry in which STAR operates, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the execution and delivery of this Agreement, or the public announcement of the Merger or the other transactions contemplated by this Agreement, (G) the taking of any action expressly required by this Agreement, or the taking of any action at the written request or with the prior written consent of STAR III, (H) earthquakes, hurricanes, floods or other natural disasters, (I) changes in Law or GAAP (or the interpretation thereof), or (J) any Action made or initiated by any holder of STAR Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated by this Agreement, which in the case of each of clauses (B), (C), (D), (E), (H) and (I) do not disproportionately affect STAR and the STAR Subsidiaries, taken as a whole, relative to others in the industry and in the geographic regions in which STAR and the STAR Subsidiaries operate, but any effects resulting from the matters referred to in this proviso shall be excluded only to the extent such matters occur after the date hereof.

“STAR OP Interests” means the units of limited partnership interests in the STAR Operating Partnership.

“STAR Parties” means STAR, Merger Sub and STAR Operating Partnership.

“STAR Partnership Agreement” means the Limited Partnership Agreement of the STAR Operating Partnership dated as of September 3, 2013, as amended through the date hereof.

“STAR Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by STAR or any STAR Subsidiary as of the date of this Agreement (including all of STAR’s or any STAR Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“STAR Subsidiary” means (a) any corporation of which more than fifty percent (50%) of the outstanding voting securities is, directly or indirectly, owned by STAR, and (b) any partnership, limited liability company, joint venture or other entity of which more than fifty percent (50%) of the total equity interest is, directly or indirectly, owned by STAR or of which STAR or any STAR Subsidiary is a general partner, manager, managing member or the equivalent.

“Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of STAR III Common Stock entitled to vote at the Stockholders Meeting on the Merger and STAR III Charter Amendment, not including for purposes of the Merger those shares of STAR III Common Stock owned by the STAR III Advisor, any director of STAR III or any of their respective Affiliates, which may not be voted on the Merger.

“Stockholders Meeting” means the meeting of the holders of shares of STAR III Common Stock exclusively for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” means either the Go Shop Termination Payment or the Full Termination Payment, as applicable.

“Wholly Owned STAR Subsidiary” means STAR Operating Partnership and any wholly owned subsidiary of STAR or the STAR Operating Partnership.

“Wholly Owned STAR III Subsidiary” means the STAR III Operating Partnership and any wholly owned subsidiary of STAR III or the STAR III Operating Partnership.

(b) In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Acquisition Proposal	Section 7.3(i)(i)
Adverse Recommendation Change	Section 7.3(d)
Agreement	Preamble
Amended and Restated STAR Advisory Agreement	Recitals
Articles of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
DLA Piper	Section 7.12(c)
Escrow Agreement	Section 9.3(f)
Exchange	Section 7.11
Exchange Agent	Section 3.3(a)
Exchange Fund	Section 3.3(a)
Form S-4	Section 7.1(a)
Go Shop Bidder	Section 7.3(a)
Go Shop Period End Time	Section 7.3(a)
Indemnified Parties	Section 7.7(b)
Interim Period	Section 6.1(a)
Letter of Transmittal	Section 3.3(b)
Merger	Recitals
Merger Consideration	Section 3.1(a)(i)
Merger Effective Time	Section 2.3
Merger Sub	Preamble
MGCL	Recitals

Defined Term	Location of Definition
MLLCA	Recitals
Morrison	Section 7.12(b)
New Convertible Stock	Section 7.11
Outside Date	Section 9.1(b)(i)
Party(ies)	Preamble
Permits	Section 4.8(a)
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying REIT Income	Section 9.3(f)(i)
Registered Securities Restricted STAR III Share Restricted STAR III Share Award	Section 7.1(a) Section 3.2(a) Section 3.2(a)
Sarbanes-Oxley Act	Section 4.5(a)
SDAT	Section 2.3
STAR	Preamble
STAR Board	Recitals
STAR Common Stock	Section 5.4(a)
STAR Convertible Stock	Section 5.4(a)
STAR Disclosure Letter	Article 5
STAR Financial Advisor	Section 5.19
STAR III	Preamble
STAR III Board	Recitals
STAR III Board Recommendation	Section 4.2(c)
STAR III Change Notice	Section 7.3(e)(i)
STAR III Class A Common Stock	Section 4.4(a)
STAR III Class R Common Stock	Section 4.4(a)
STAR III Class T Common Stock	Section 4.4(a)
STAR III Common Stock	Section 4.4(a)
STAR III Disclosure Letter	Article 4
STAR III Financial Advisor	Section 4.19
STAR III Insurance Policies	Section 4.15
STAR III Material Contract	Section 4.12(b)
STAR III Operating Partnership	Preamble
STAR III Organizational Documents	Section 7.7(b)
STAR III Operating Partnership Agreement Amendment	Recitals
STAR III Permits	Section 4.8(a)
STAR III Preferred Stock	Section 4.4(a)
STAR III Related Party Agreements	Section 4.17
STAR III SEC Documents	Section 4.5(a)
STAR III Special Committee	Recitals
STAR III Subsidiary Partnership	Section 4.13(h)
STAR III Tax Protection Agreements	Section 4.13(h)
STAR III Terminating Breach	Section 9.1(d)(i)
STAR III Voting Debt	Section 4.4(d)
STAR Insurance Policies	Section 5.15
STAR Material Contract	Section 5.12(b)

Defined Term	Location of Definition
STAR Operating Partnership	Preamble
STAR Permits	Section 5.8(a)
STAR Preferred Stock	Section 5.4(a)
STAR Related Party Agreements	Section 5.17
STAR SEC Documents	Section 5.5(a)
STAR Special Committee	Recitals
STAR Subsidiary Partnership	Section 5.13(h)
STAR Tax Protection Agreements	Section 5.13(h)
STAR Terminating Breach	Section 9.1(c)(i)
STAR Voting Debt	Section 5.4(d)
Superior Proposal	Section 7.3(i)(ii)
Surviving Entity	Section 2.1
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 4.1(c)
Termination Agreement	Recitals
Transfer Taxes	Section 7.12(d)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f) all references herein to “$” or dollars shall refer to United States dollars;

(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations whether or not such words actually follow such phrase;

(j) references to a Person are also to its successors and permitted assigns;

(k) any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S.A., unless otherwise specified;

(l) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(m) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGER

Section 2.1 The Merger; Other Transactions. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and MLLCA, at the Merger Effective Time, STAR III shall be merged with and into Merger Sub, whereupon the separate existence of STAR III will cease, with Merger Sub surviving the Merger (Merger Sub, as the surviving entity upon consummation of the Merger, the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of STAR. The Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., Eastern time no later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by STAR III and STAR. The date on which Closing actually takes place is referred to herein as the “Closing Date”.

Section 2.3 Effective Time. On the Closing Date, STAR III, STAR and Merger Sub shall (i) cause articles of merger with respect to the Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and MLLCA (the “Articles of Merger”) and (ii) make any other filings, recordings or publications required to be made by STAR III, STAR or the Surviving Entity under the MGCL or MLLCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date. The Articles of Merger shall provide that the name of the Surviving Entity shall be “SI SUBSIDIARY, LLC.”

Section 2.4 Organizational Documents of the Surviving Entity.

(a) At the Merger Effective Time, the STAR Charter shall remain in effect as the charter of STAR until thereafter amended in accordance with applicable Law and the applicable provisions of the STAR Charter.

(b) At the Merger Effective Time and by virtue of the Merger, (i) the articles of organization of the Merger Sub shall be the articles of organization of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization, and (ii) the operating agreement of the Merger Sub shall be the operating agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of the Surviving Entity’s articles of organization and operating agreement.

Section 2.5 Managers of the Surviving Entity. At the Merger Effective Time, by virtue of the Merger, STAR shall serve as the manager of the Surviving Entity.

Section 2.6 Tax Treatment of Merger. The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state of local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Merger described in this Section 2.6, and no Party shall take a position inconsistent with such treatment.

ARTICLE 3

EFFECTS OF THE MERGER

Section 3.1 Effects of the Merger.

(a) The Merger. At the Merger Effective Time and by virtue of the Merger and without any further action on the part of STAR III, STAR or Merger Sub or the holders of any securities of STAR III, STAR or Merger Sub:

(i) Except as provided in Section 3.1(a)(ii) and Section 3.1(a)(iii) and subject to Section 3.1(b), Section 3.1(d), Section 3.2 and Section 3.4, each share of STAR III Common Stock outstanding immediately prior to the Merger Effective Time will be converted into the right to receive from STAR for each share of STAR III Common Stock, the number of shares of STAR Common Stock equal to the Exchange Ratio, subject to the treatment of fractional shares of STAR Common Stock in accordance with Section 3.1(d) (the “Merger Consideration”); from and after the Merger Effective Time, all such shares of STAR III Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of STAR III Common Stock, including any Restricted STAR III Share, shall cease to have any rights with respect thereto, except for the right to receive the Merger Consideration therefor in accordance with this Agreement;

(ii) Each share of STAR III Common Stock, if any, then held by any Wholly Owned STAR III Subsidiary shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger;

(iii) Each share of STAR III Common Stock, if any, then held by STAR or any Wholly Owned STAR Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto in connection with or as a consequence of the Merger; and

(iv) Each membership interest of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall remain the only issued and outstanding membership interests of the Surviving Entity and STAR shall remain the sole member of Merger Sub.

(b) Adjustment of the Merger Consideration. Between the date of this Agreement and the Merger Effective Time, if either of STAR or STAR III should split, combine or otherwise reclassify the STAR Common Stock or the STAR III Common Stock or makes a dividend or other distribution in shares of the STAR Common Stock or the STAR III Common Stock (including any dividend or other distribution of securities convertible into STAR Common Stock or STAR III Common Stock) or engages in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(c) Transfer Books. From and after the Merger Effective Time, the share transfer books of STAR III shall be closed, and thereafter there shall be no further registration of transfers of STAR III Common Stock. From and after the Merger Effective Time, Persons who held outstanding STAR III Common Stock immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law. On or after the Merger Effective Time, any Book-Entry Shares of STAR III Common Stock presented to the Exchange Agent, STAR, the Surviving Entity or the transfer agent shall be exchanged for the Merger Consideration with respect to STAR III Common Stock formerly represented thereby.

(d) Fractional Shares. No scrip representing fractional shares of STAR Common Stock shall be issued upon the surrender for exchange of Book-Entry Shares in excess of 1/10,000th of a share and, in lieu of receiving any such excess fractional share of STAR Common Stock, the number of shares such holder shall be entitled to receive shall be rounded up to the nearest 1/10,000th of a share.

Section 3.2 Restricted STAR III Shares.

(a) As of the Merger Effective Time, each Restricted STAR III Share granted under the STAR III Equity Incentive Plan on which restrictions have not yet lapsed (“Restricted STAR III Share”) and which is outstanding immediately prior to the Merger Effective Time (“Restricted STAR III Share Award”) shall cease to represent any rights with respect to shares of STAR III Common Stock pursuant to the terms of the applicable STAR III Equity Incentive Plan or the related Restricted STAR Share Award agreement by reason of the Merger, and the holder thereof shall be entitled to the Merger Consideration as set forth in Section 3.1(a)(i). The number of shares of STAR III Common Stock subject to each such Restricted STAR III Share Award shall be equal to the product of (x) the total number of shares of STAR III Common Stock subject to the Restricted STAR III Share Award multiplied by (y) the Exchange Ratio, rounded down to the nearest share of STAR III Common Stock. STAR or STAR III, as applicable, shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax laws with respect to the lapsing of any restrictions on Restricted STAR III Share Awards pursuant to this Section 3.2(a).

(b) Prior to the Merger Effective Time, STAR III, the STAR III Board, STAR, and the STAR Board shall adopt any resolutions and take any actions (including obtaining consents or providing any required or advisable notices) necessary to effectuate the provisions of this Section 3.2.

Section 3.3 Exchange Agent; Exchange Procedures; Distributions with Respect to Unexchanged Shares.

(a) Prior to the Merger Effective Time, STAR shall appoint DST Systems, Inc. as the exchange agent (or any successor exchange agent for STAR III, (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for the Book-Entry Shares. At or promptly following the Merger Effective Time, STAR shall deposit with the Exchange Agent for the sole benefit of the holders of shares of STAR III Common Stock, for exchange in accordance with this Article 3, Book-Entry shares representing shares of STAR Common Stock to be issued pursuant to Section 3.1(a)(i) equal to the aggregate Merger Consideration (the “Exchange Fund”). In addition to the foregoing, after the Merger Effective Time on the appropriate payment date, if applicable, STAR shall provide or shall cause to be provided to the Exchange Agent any dividends or other distributions payable on such shares of STAR Common Stock, with both a record and payment date after the Merger Effective Time and prior to the surrender of the STAR III Common Stock in exchange for the Merger Consideration, pursuant to Section 3.3(d), such dividends or other distributions shall be deemed to be part of the Exchange Fund. STAR shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of, the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Merger Effective Time (but in no event later than two (2) Business Days thereafter), STAR shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Book-Entry Share representing shares of STAR III Common Stock (A) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by STAR and reasonably acceptable to the STAR III Special Committee (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Book-Entry Shares, as applicable, shall pass, only upon proper transfer of any Book-Entry Shares to the Exchange Agent) and (B) instructions for use in effecting the transfer of Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of STAR III Common Stock previously represented by Book-Entry Share shall have been converted pursuant to this Agreement.

(c) Upon (A) transfer of any Book-Entry Share representing shares of STAR III Common Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Book-Entry Share representing shares of STAR III Common Stock shall be entitled to receive in exchange therefor (i) the Merger Consideration into which such shares of STAR III Common Stock shall have been converted pursuant to this Agreement and (ii) certain dividends and distributions in accordance with Section 3.3(a) and Section 3.3(d), if any, after the Exchange Agent’s receipt of such Book-Entry Share or “agent’s message” or other evidence, and the Book-Entry Share so transferred shall be forthwith cancelled. The Exchange Agent shall accept such Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.3, each Book-Entry Share representing shares of STAR III Common Stock shall be deemed, at any time after the Merger Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article 3. No interest shall be paid or accrued for the benefit of holders of the Book-Entry Shares on the Merger Consideration payable upon the surrender of the Book-Entry Shares.

(d) No dividends or other distributions declared or made after the Merger Effective Time with respect to STAR Common Stock with a record date after the Merger Effective Time shall be paid to any holder entitled by reason of the Merger to receive Book-Entry shares representing STAR Common Stock until such holder shall have transferred its Book-Entry Share pursuant to this Section 3.3. Subject to applicable Law, following surrender of any such Book-Entry shares, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of STAR Common Stock represented by the Book-Entry shares received by such holder and having a record date on or after the Merger Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of STAR Common Stock and having a record date on or after the Merger Effective Time but prior to such surrender and a payment date on or after such surrender.

(e) In the event of a transfer of ownership of shares of STAR III Common Stock that is not registered in the transfer records of STAR III, it shall be a condition of payment that any Book-Entry Share transferred in accordance with the procedures set forth in this Section 3.3 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Book-Entry Share transferred or shall have established to the reasonable satisfaction of STAR that such Tax either has been paid or is not applicable.

(f) Any portion of the Exchange Fund that remains undistributed to the holders of STAR III Common Stock for six (6) months after the Merger Effective Time shall be delivered to STAR upon demand, and any former holders of STAR III Common Stock prior to the Merger who have not theretofore complied with this Article 3 shall thereafter look only to STAR for payment of their claims with respect thereto.

(g) None of the STAR Parties, the STAR III Parties, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of the Merger Consideration if the Exchange Fund (or the appropriate portion thereof) has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of STAR III Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of STAR free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.4 Withholding Rights. Each and any STAR Party, STAR III Party, the Surviving Entity, or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of STAR III Common Stock such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.5 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.6 General Effects of the Merger. At the Merger Effective Time, the effect of the Merger shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of STAR III and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of STAR III and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE STAR III PARTIES

Except (a) as set forth in the disclosure letter prepared by the STAR III Parties and delivered by the STAR III Parties to the STAR Parties prior to the execution and delivery of this Agreement (the “STAR III Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the STAR III Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the STAR III Disclosure Letter corresponding to such Fundamental Representation; provided further, that nothing in the STAR III Disclosure Letter is intended to broaden the scope of any representation or warranty of the STAR III Parties made herein) or (b) as disclosed in the STAR III SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after March 31, 2019 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, non-specific, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such STAR III SEC Documents to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face; provided, that the disclosures in the STAR III SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the STAR III Disclosure Letter, and (ii) Section 4.5(a)-(b) (SEC Documents; Financial Statements), Section 4.6(c) (Absence of Certain Changes or Events) and Section 4.7 (No Undisclosed Liabilities), the STAR III Parties hereby jointly and severally represent and warrant as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to the STAR Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) STAR III is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. STAR III is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a STAR III Material Adverse Effect.

(b) Each STAR III Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each STAR III Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a STAR III Material Adverse Effect.

(c) Section 4.1(c) of the STAR III Disclosure Letter sets forth a true and complete list of the STAR III Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which STAR III and the STAR III Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by STAR III in each STAR III Subsidiary, including a list of each STAR III Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (each a “Taxable REIT Subsidiary”) and each STAR III Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) Neither STAR III nor any STAR III Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the STAR III Subsidiaries and investments in short-term investment securities).

(e) STAR III has made available to STAR complete and correct copies of the STAR III Governing Documents. Each of STAR III and the STAR III Operating Partnership is in compliance with the terms of its STAR III Governing Documents in all material respects. True and complete copies of STAR III’s and the STAR III Operating Partnership’s minute books, as applicable, have been made available by STAR III to STAR.

(f) STAR III has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the STAR III Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2 Authority; Approval Required.

(a) Each of the STAR III Parties has the requisite corporate or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by each of the STAR III Parties and the consummation by the STAR III Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and limited partnership action, and no other corporate or limited partnership proceedings on the part of the STAR III Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to receipt of the Stockholder Approval, the filing of Articles of Amendment relating to the STAR III Charter Amendment with and acceptance for record of such Articles of Amendment by the SDAT and the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT.

(b) This Agreement has been duly executed and delivered by the STAR III Parties, and assuming due authorization, execution and delivery by the STAR Parties, constitutes a legally valid and binding obligation of the STAR III Parties enforceable against the STAR III Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the STAR III Special Committee, the STAR III Board (including a majority of directors and independent directors not otherwise interested in the Merger) has (i) determined that the terms of this Agreement, the Merger, the STAR III Charter Amendment, the STAR III Operating Partnership Agreement Amendment, the Amended and Restated STAR Advisory Agreement and the other transactions contemplated by this Agreement are advisable and in the best interest of STAR III and, with respect to this Agreement, the Termination Agreement, the STAR III Operating Partnership Agreement Amendment and the Merger, are fair and reasonable to STAR III and, on terms and conditions no less favorable to STAR III than those available from unaffiliated third parties, and (ii) approved, authorized and adopted this Agreement, the Merger, the STAR III Charter Amendment, the STAR III Operating Partnership Agreement Amendment, the Amended and Restated STAR Advisory Agreement and the other transactions contemplated by this Agreement, (iii) directed that the Merger and the STAR III Charter Amendment be submitted to a vote of the holders of STAR III Common Stock and (iv) except as may be permitted pursuant to Section 7.3, resolved to include in the Proxy Statement the STAR III Board recommendation to holders of STAR III Common Stock to vote in favor of approval of the Merger and the STAR III Charter Amendment (such recommendation, the “STAR III Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) The Stockholder Approval is the only vote of the holders of securities of STAR III or the STAR III Operating Partnership required to approve the Merger, the STAR III Charter Amendment and the other transactions contemplated by this Agreement.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the STAR III Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approval, conflict with or violate any provision of (A) the STAR III Governing Documents or (B) any equivalent organizational or governing documents of any other STAR III Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to STAR III or any STAR III Subsidiary or by which any property or asset of STAR III or any STAR III Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 4.3(b))

under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of STAR III or any STAR III Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of STAR III or any STAR III Subsidiary pursuant to, any Contract or Permit to which STAR III or any STAR III Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a STAR III Material Adverse Effect.

(b) Except as set forth in Section 4.3(b) of the STAR III Disclosure Letter, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by STAR III or any STAR III Subsidiary in connection with the execution, delivery and performance by the STAR III Parties of this Agreement. As of the date hereof, to the Knowledge of STAR III, the STAR III Parties are not aware of any reason why the necessary approvals referenced in the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis. The execution and delivery of this Agreement by each of the STAR III Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any applicable Law, any Contract or other instrument or agreement of STAR III or any STAR III Subsidiary or to which STAR III, any STAR III Subsidiary or any of their Properties is subject or bound, or (ii) require STAR III or STAR III Subsidiary to obtain any consent or approval under any such law, Contract or other instrument or agreement, except for (A) the Proxy Statement, the Form S-4 and the declaration of effectiveness of the Form S-4, and such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (B) the filing of the Articles of Amendment relating to the STAR III Charter Amendment with, and the acceptance for record of such Articles of Amendment by, the SDAT, (C) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (D) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (E) the consents, authorizations, orders or approvals of each Governmental Authority or third party listed in Section 4.3(b) of the STAR III Disclosure Letter, and (F) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a STAR III Material Adverse Effect.

Section 4.4 Capital Structure.

(a) The authorized capital stock of STAR III consists of 1,300,000,000 shares of capital stock, consisting of (x) 1,200,000,000 shares are designated as common stock with par value of $0.01 per share (“STAR III Common Stock”), of which 480,000,000 shares are classified as Class A common stock (“STAR III Class A Common Stock”), 240,000,000 shares are classified as Class R common stock (“STAR III Class R Common Stock”) and 480,000,000 shares are classified as Class T common stock (“STAR III Class T Common Stock”), and

(y) 100,000,000 shares are designated as preferred stock with a par value of $0.01 per share (“STAR III Preferred Stock”). At the close of business on August 1, 2019, (i) 3,466,447 shares of the STAR III Class A Common Stock were issued and outstanding, (ii) 475,208 shares of the STAR III Class R Common Stock were issued and outstanding, (iii) 4,630,865 shares of the STAR III Class T Common Stock were issued and outstanding, (iv) no shares of STAR III Preferred Stock were issued and outstanding, (iv) 388,000 shares of STAR III Common Stock were available for grant under the STAR III Equity Incentive Plan, and (v) no shares of STAR III Common Stock were reserved for issuance upon redemption of STAR III OP Interests. All of the outstanding shares of capital stock of STAR III are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 4.4, there is no other outstanding capital stock of STAR III.

(b) At the close of business on August 1, 2019, zero STAR III OP Units were issued and outstanding, of which zero STAR III OP Units were held by limited partners other than STAR III. Section 4.4(b) of the STAR III Disclosure Letter sets forth a list of all of the partners of STAR III Operating Partnership as of the date hereof, together with the amount of STAR III OP Units held by each such partner. All the STAR III OP Units held by STAR III are directly owned by STAR III, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the STAR III OP Units are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c) All of the outstanding shares of capital stock of each of the STAR III Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the STAR III Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the STAR III Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. STAR III or the STAR III Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the STAR III Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of STAR III or any STAR III Subsidiary issued and outstanding (“STAR III Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which STAR III or any of the STAR III Subsidiaries is a party or by which any of them is bound obligating STAR III or any of the STAR III Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of STAR III or any STAR III Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, STAR III Voting Debt or other equity interests.

(e) Neither STAR III nor any STAR III Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of STAR III or any of the STAR III Subsidiaries. Neither STAR III nor any STAR III Subsidiary has granted any registration rights on any of its capital stock other than as set forth in Section 4.4(e) of the STAR III Disclosure Letter. No STAR III Common Stock is owned by any STAR III Subsidiary.

(f) STAR III does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the shares of STAR III Common Stock or STAR III OP Units and any material dividends or other distributions on any securities of any STAR III Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.5 SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) STAR III has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules, registration statements, prospectuses, reports and exhibits required to be filed or furnished by STAR III under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since January 1, 2016 (the forms, documents, financial statements (including those referenced in Section 4.5(d)) and reports filed with the SEC since January 1, 2016 and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “STAR III SEC Documents”). STAR III has timely paid all fees due in connection with any STAR III SEC Document. As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the STAR III SEC Documents (i) complied, or with respect to STAR III SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to STAR III SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the STAR III SEC Documents is, to the Knowledge of STAR III, the subject of ongoing SEC review or threatened review, and STAR III does not have any outstanding and unresolved comments from the SEC with respect to any STAR III SEC Documents. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of STAR III, threatened. None of the STAR III SEC Documents is the subject of any confidential treatment request by STAR III.

(b) STAR III has made available to STAR complete and correct copies of all written correspondence between the SEC, on the one hand, and STAR III, on the other hand, since December 31, 2016. No STAR III Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(c) At all applicable times, STAR III has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations thereunder, as amended from time to time.

(d) The consolidated audited and unaudited financial statements of STAR III and the STAR III Subsidiaries included, or incorporated by reference, in the STAR III SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later STAR III SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of STAR III and STAR III Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to STAR III) and (iv) fairly present, or will fairly present, as the case may be, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of STAR III and the STAR III Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, stockholders’ equity and cash flows of STAR III and the STAR III Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of STAR III, threatened, in each case regarding any accounting practices of STAR III.

(e) Since December 31, 2016, (A) STAR III has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are effective to ensure that material information required to be disclosed by STAR III in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to STAR III’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of STAR III required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting STAR III’s management to material information required to be included in STAR III’s periodic reports required under the Exchange Act. STAR III and STAR III Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. STAR III has disclosed to STAR III’s auditors and audit committee (and made summaries of such disclosures available to STAR) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect STAR III’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(f) STAR III is not, and none of the STAR III Subsidiaries are, a party to, and neither STAR III nor any STAR III Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among STAR III and any STAR III Subsidiary, on the one hand, and any unconsolidated Affiliate of STAR III or any STAR III Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, STAR III, any STAR III Subsidiary or STAR III’s or such STAR III Subsidiary’s audited financial statements or other STAR III SEC Documents.

(g) Neither STAR III nor any STAR III Subsidiary is required to be registered as an investment company under the Investment Company Act.

(h) STAR III, STAR III Subsidiaries and their controlled Affiliates (including in each case any of their officers, directors or employees) have complied with the Anti-Corruption Law. Neither STAR III nor any STAR III Subsidiary nor, to the Knowledge of STAR III, any director, officer or Representative of STAR III or any STAR III Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither STAR III nor any STAR III Subsidiary has received any written communication that alleges that STAR III or any STAR III Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6 Absence of Certain Changes or Events. Except as set forth in Section 4.6 of the STAR III Disclosure Letter, since December 31, 2018 through the date of this Agreement, (a) STAR III and each STAR III Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither STAR III nor any STAR III Subsidiary has taken any action that would have been prohibited by Section 6.1(b) (Conduct of the Business of STAR III) if taken from and after the date of this Agreement and (c) there has not been any STAR III Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a STAR III Material Adverse Effect.

Section 4.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of STAR III dated as of December 31, 2018 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2018, neither STAR III nor any STAR III Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a STAR III Material Adverse Effect.

Section 4.8 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.10 and Section 4.11, which are addressed solely in those Sections, STAR III and each STAR III Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for STAR III and each STAR III Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “STAR III Permits”), and all such STAR III Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the STAR III Permits, individually, or in the aggregate, would not reasonably be expected to have a STAR III Material Adverse Effect. STAR III has paid all fees and assessments due and payable, in each case, in connection with all such Permits, except where failure to pay would not have a STAR III Material Adverse Effect. No event has occurred with respect to any of the STAR III Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such

STAR III Permits. Neither STAR III nor any of the STAR III Subsidiaries has received any notice indicating, nor to the Knowledge of STAR III, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of STAR III or the STAR III Subsidiaries that impairs the validity of any STAR III Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any STAR III Permit, except where the impairment or revocation of any such STAR III Permits, individually, or in the aggregate, would not reasonably be expected to have a STAR III Material Adverse Effect.

(b) Neither STAR III nor any STAR III Subsidiary is, and for the past three (3) years has been, in conflict with, or in default or violation of, (i) any Law applicable to STAR III or any STAR III Subsidiary or by which any property or asset of STAR III or any STAR III Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.14 which are solely addressed in those Sections), or (ii) any STAR III Permits (except for STAR III Permits addressed in Section 4.10 or Section 4.11, which are solely addressed in those Sections) except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a STAR III Material Adverse Effect.

Section 4.9 Litigation. Except as set forth in Section 4.9 of the STAR III Disclosure Letter, there is no material action, suit, proceeding or investigation to which STAR III or any STAR III Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of STAR III, threatened before any Governmental Authority, and, to the Knowledge of STAR III, there is no basis for any such action, suit, proceeding or investigation. Neither STAR III nor any STAR III Subsidiary has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of STAR III or the STAR III Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which STAR III or any of the STAR III Subsidiaries is or was a party, or, to the Knowledge of STAR III, in any other proceeding, that enjoins or requires STAR III or any of the STAR III Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since January 1, 2019, none of STAR III, any STAR III Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which STAR III or any STAR III Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $1,000,000 individually.

Section 4.10 Properties.

(a) STAR III has made available to STAR a list of each parcel of real property currently owned or ground leased by STAR III or any STAR III Subsidiary, together with the applicable STAR III Subsidiary owning or leasing such property. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (A) STAR III or a STAR III Subsidiary owns fee simple title to each of the STAR III Properties, free and clear of Liens, except Permitted Liens; (B) except as has not had and would not, individually or in the aggregate, have a STAR III Material Adverse Effect, neither STAR III nor any STAR III Subsidiary has received written notice of any violation of any Law affecting any portion of any of the STAR III Properties issued by any Governmental Authority; and (C)

except as would not, individually or in the aggregate, have a STAR III Material Adverse Effect, neither STAR III nor any STAR III Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the STAR III Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the STAR III Properties or by the continued maintenance, operation or use of the parking areas.

(b) STAR III has not received written notice of, nor does STAR III have any Knowledge of, any material latent defects or adverse physical conditions affecting any of the STAR III Properties or the improvements thereon, except as would not, individually or in the aggregate, have a STAR III Material Adverse Effect.

(c) STAR III and the STAR III Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them. Neither STAR III’s, nor the STAR III Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(d) A policy of title insurance has been issued for each STAR III Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by STAR III or the applicable STAR III Subsidiary with respect to STAR III Properties that are not subject to ground leases and (B) a valid leasehold estate held by STAR III or the applicable STAR III Subsidiary that are subject to ground leases and (ii) to the Knowledge of STAR III, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date of hereof.

Section 4.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a STAR III Material Adverse Effect: (i) no notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of STAR III, is threatened relating to STAR III or any of the STAR III Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) STAR III and the STAR III Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) STAR III and each of the STAR III Subsidiaries is in possession of all Environmental Permits necessary for STAR III and each STAR III Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by STAR III and each STAR III Subsidiary was done so in accordance with all applicable Environmental Laws and Environmental Permits; (v) STAR III and the STAR III Subsidiaries are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of STAR or any of the STAR III Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12 Material Contracts.

(a) STAR III has made available to STAR a true, correct and complete copy of each Contract in effect as of the date hereof to which STAR III or any STAR III Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed with the SEC as an exhibit to STAR III’s Annual Report on Form 10-K for the year ending December 31, 2018 or any subsequent current or periodic report pursuant to Item 601(b)(1), (2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) is required to be described pursuant to Item 404 of Regulation S-K promulgated under the Securities Act;

(iii) obligates the STAR III Parties or any other STAR III Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to the STAR III Parties or any other STAR III Subsidiary;

(iv) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the STAR III Parties or any other STAR III Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the STAR III Parties or any other STAR III Subsidiary or the geographic area in which the STAR III Parties or any other STAR III Subsidiary may conduct business;

(v) is a Contract that obligates the STAR III Parties or any other STAR III Subsidiary to indemnify any past or present directors, officers, or employees of the STAR III Parties or any other STAR III Subsidiary pursuant to which the STAR III Parties or any other STAR III Subsidiary is the indemnitor;

(vi) constitutes (A) an Indebtedness obligation of the STAR III Parties or any other STAR III Subsidiary with a principal amount as of the date hereof greater than $1,000,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including STAR III or a STAR III Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of STAR III or STAR III Subsidiary or (2) STAR III or a STAR III Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including STAR III or another STAR III Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vii) requires the STAR III Parties or any other STAR III Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(ix) constitutes a loan to any Person (other than a Wholly Owned STAR III Subsidiary or the STAR III Operating Partnership) by STAR III or any STAR III Subsidiary in an amount in excess of $1,000,000;

(x) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the STAR III Parties or any STAR III Subsidiary with a third party;

(xi) prohibits the pledging of the capital stock of STAR III or any STAR III Subsidiary or prohibits the issuance of guarantees by any STAR III Subsidiary;

(xii) contains covenants expressly limiting, in any material respect, the ability of STAR III or any STAR III Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets or business of STAR III or any STAR III Subsidiary;

(xiii) contains restrictions on the ability of STAR III or any STAR III Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of STAR III and STAR III Subsidiaries);

(xiv) is with a Governmental Authority;

(xv) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $1,000,000;

(xvi) is an employment Contract or consulting Contract;

(xvii) provides severance, retention or transaction bonus payments, change of control payments or similar compensation;

(xviii) is a settlement agreement or release of claims with any current employee or with any former employee within the past five (5) years;

(xix) is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the STAR III Properties or that otherwise gives rights with regard to the use of the STAR III Properties;

(xx) is a ground lease under which STAR III or a STAR III Subsidiary holds a leasehold interest in the STAR III Properties or any portion thereof; or

(xxi) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to STAR III and the STAR III Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 4.12(a) to which the STAR III Parties or any other STAR III Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “STAR III Material Contract.”

(c) Each STAR III Material Contract is legal, valid, binding and enforceable on the STAR III Parties and each other STAR III Subsidiary that is a party thereto and, to the Knowledge of STAR III, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The STAR III Parties and each other STAR III Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each STAR III Material Contract and, to the Knowledge of STAR III, each other party thereto has performed all obligations required to be performed by it under such STAR III Material Contract prior to the date hereof. None of the STAR III Parties or any other STAR III Subsidiary, nor, to the Knowledge of STAR III, any other party thereto, is in breach or violation of, or default under, any STAR III Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any STAR III Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a STAR III Material Adverse Effect. None of the STAR III Parties or any other STAR III Subsidiary has received notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any STAR III Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a STAR III Material Adverse Effect. Since December 31, 2016, and as of the date hereof, neither STAR III nor any STAR III Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any STAR III Material Contract.

(d) Each management agreement pursuant to which any third party manages or operates any of the STAR III Properties on behalf of STAR III or any STAR III Subsidiary is valid, binding and in full force and effect as against STAR III or the applicable STAR III Subsidiary and, to the Knowledge of STAR III, as against the other party thereto. Neither STAR III nor any STAR III Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

Section 4.13 Taxes.

(a) Each STAR III Party and each other STAR III Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each STAR III Party and each other STAR III Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by STAR III and each STAR III Subsidiary with respect to the taxable years ending on or after STAR III’s formation have been made available to STAR. No written claim has been proposed by any Governmental Authority in any jurisdiction where STAR III or any STAR III Subsidiary do not file Tax Returns that STAR III or any STAR III Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Beginning with its initial taxable year ending on December 31, 2016, and through and including the Closing Date (determined as if STAR III’s current taxable year ended immediately prior to Closing), STAR III (i) has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and the current and proposed method of operation for STAR III is expected to enable STAR III to continue to meet the requirements for qualification as a REIT through and including the Closing Date, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in STAR III’s failure to qualify as a REIT, and no challenge to STAR III’s status as a REIT is pending or threatened in writing. No STAR III Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. STAR III’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) STAR III’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) STAR III’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of STAR III, threatened with regard to any material Taxes or Tax Returns of STAR III or any STAR III Subsidiary; (ii) no material deficiency for Taxes of STAR III or any STAR III Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of STAR III, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a STAR III Material Adverse Effect; (iii) neither STAR III nor any STAR III Subsidiary has, waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither STAR III nor any STAR III Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither STAR III nor any STAR III Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each STAR III Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e) Neither STAR III nor any STAR III Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f) Since its inception, STAR III and the STAR III Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 857(f), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) STAR III has not, and none of the STAR III Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of STAR III no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (iii) of the preceding sentence or any liability for Taxes described in either clause (i) or (ii) of the preceding sentence will be imposed upon STAR III or any STAR III Subsidiary.

(g) STAR III and the STAR III Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state, local and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no STAR III Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of STAR III threatened to raise, a material claim against STAR III or any STAR III Subsidiary for any breach of any STAR III Tax Protection Agreements. As used herein, “STAR III Tax Protection Agreements” means any written agreement to which STAR III or any STAR III Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a STAR III Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a STAR III Subsidiary Partnership, STAR III or any STAR III Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “STAR III Subsidiary Partnership” means a STAR III Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of STAR III or any STAR III Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving STAR III or any STAR III Subsidiary, and after the Closing Date neither STAR III nor any STAR III Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Neither STAR III nor any STAR III Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither STAR III nor any STAR III Subsidiary is subject to written ruling of a Governmental Authority.

(l) Neither STAR III nor any STAR III Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or any other unitary, combined, consolidated or similar Tax group or (ii) has any liability for the Taxes of any Person (other than any STAR III Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m) Neither STAR III nor any STAR III Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Neither STAR III nor any STAR III Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o) No written power of attorney that has been granted by STAR III or any STAR III Subsidiary (other than to STAR III or a STAR III Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p) Neither STAR III nor any STAR III Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code, nor to the Knowledge of STAR III, is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as such a reorganization.

(q) STAR III is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 4.14 Intellectual Property. Neither STAR III nor any STAR III Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by STAR III or any STAR III Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a STAR III Material Adverse Effect, (i) no Intellectual Property used by STAR III or any STAR III Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of STAR III or any STAR III Subsidiary, and (iii) STAR III and the STAR III Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of STAR III and the STAR III Subsidiaries as it is currently conducted. Since January 1, 2019, neither STAR III nor any STAR III Subsidiary has received any written or, to the Knowledge of STAR III, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15 Insurance. STAR III and each STAR III Subsidiary maintain material insurance policies and all material fidelity bonds as set forth in Section 4.15 of the STAR III Disclosure Letter (which specifies the general type of insurance, insurer, policy number and aggregate limit) (the “STAR III Insurance Policies”). All such insurance policies are in full force and effect, and, as of the date hereof, no written notice of cancellation or termination has been received by STAR III or any STAR III Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default, by any insured thereunder, or permit termination or modification, of any of the policies, except as would not, individually or in the aggregate, reasonably be expected to have a STAR III Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a STAR III Material Adverse Effect, all premiums currently due and payable under all STAR III Insurance Policies have been paid, and STAR III and the STAR III Subsidiaries have otherwise complied in all material respects with the terms and conditions of all STAR III Insurance Policies.

Section 4.16 Benefit Plans.

(a) Other than the STAR III Equity Incentive Plan, STAR III and the STAR III Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither STAR III nor any STAR III Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) Except as individually or in the aggregate, have not had and would not reasonably be expected to have STAR III Material Adverse Effect, none of STAR III, any STAR III Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to STAR III or any STAR III Subsidiary.

(c) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a STAR III Material Adverse Effect, the STAR III Equity Incentive Plan was established and has been administered in accordance with its terms and in compliance with all applicable Laws, including the Code.

(d) None of STAR III, any STAR III Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) The STAR III Equity Incentive Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(g) Neither STAR III nor any STAR III Subsidiary is a party to or has any obligation under any Contract, the STAR III Equity Incentive Plan or otherwise to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(h) Neither STAR III nor any STAR III Subsidiary has, or has ever had, any employees.

Section 4.17 Related Party Transactions. Except as described in the publicly available STAR III SEC Documents filed with or furnished to the SEC on or after January 1, 2016 and prior to the date hereof, no agreements, arrangements or understandings between any of the STAR III Parties or any other STAR III Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among STAR III and STAR III Subsidiaries) (the “STAR III Related Party Agreements”), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.18 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the STAR III Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 4.18 of the STAR III Disclosure Letter, pursuant to the terms of the engagement letter between STAR III and such Person, true, correct and complete copies of which have been provided to STAR prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the STAR III Parties or any other STAR III Subsidiary.

Section 4.19 Opinion of Financial Advisor. The STAR III Special Committee has received the opinion of Houlihan Lokey Capital, Inc. (the “STAR III Financial Advisor”) (which if initially received verbally, will be confirmed by a written opinion), dated the date of this Agreement, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of the STAR III Common Stock. STAR III will deliver to STAR a complete and correct copy of such opinion promptly after receipt thereof by the STAR III Special Committee solely for informational purposes. STAR III acknowledges that the opinion of the STAR Financial Advisor contemplated by Section 5.19 is for the benefit of the STAR Special Committee and that STAR III shall not be entitled to rely on that opinion for any purpose.

Section 4.20 Takeover Statutes. Neither STAR III nor any STAR III Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of STAR as defined in Section 3-601 of the MGCL. The STAR III Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. There is no stockholders’ rights plan or “poison pill” anti-takeover plan in effect to which STAR III or any STAR III Subsidiary is subject to, party to or otherwise bound. No dissenters’, appraisal or similar rights are available to the holders of STAR III Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 4.21 Information Supplied. None of the information relating to STAR III or any STAR III Subsidiary contained or incorporated by reference in the Proxy Statement or the Form S-4 or that is provided by STAR III or any STAR III Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting, at the time the Form S-4 is declared effective or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by STAR III with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that STAR III is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to STAR III, its officers, directors and partners and the STAR III Subsidiaries (or other information supplied by or on behalf of STAR III or any STAR III Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by or on behalf of the STAR Parties.

Section 4.22 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument contemplated hereby, none of the STAR III Parties or any other Person on behalf of a STAR III Party has made any representation or warranty, expressed or implied, with respect to the STAR III Parties or any other STAR III Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the STAR III Parties or any other STAR III Subsidiary. In particular, without limiting the foregoing disclaimer, none of the STAR III Parties or any other Person on behalf of a STAR III Party makes or has made any representation or warranty to any STAR Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the STAR III Parties in this Article 4, or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the STAR Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the STAR III Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the STAR III Parties acknowledge and agree that none of the STAR Parties or any other Person has made or is making any representations or warranties relating to the STAR Parties whatsoever, express or implied, beyond those expressly given by any STAR Party in Article 5, or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any STAR Party furnished or made available to the STAR III Parties or any of their respective Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE STAR PARTIES

Except (a) as set forth in the disclosure letter prepared by the STAR Parties and delivered by the STAR Parties to the STAR III Parties prior to the execution and delivery of this Agreement (the “STAR Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the STAR Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face (it being understood that to be so reasonably apparent on its face, it is not required that the other Sections be cross-referenced); provided, that no disclosure shall qualify any Fundamental Representation unless it is set forth in the specific section or subsection of the STAR Disclosure Letter corresponding to such Fundamental Representation; provided, further, that nothing in the STAR Disclosure Letter is intended to broaden the scope of any representation or warranty of the STAR Parties made herein) or (b) as disclosed in the STAR SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after

March 31, 2019 and prior to the date of this Agreement (excluding any information or documents incorporated by reference therein or filed as exhibits thereto and excluding any disclosures contained in such documents under the headings “Risk Factors” or “Forward Looking Statements” or any other disclosures contained or referenced therein to the extent they are cautionary, non-specific, predictive or forward-looking in nature), and then only to the extent that the relevance of any disclosed event, item or occurrence in such STAR SEC Documents to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face; provided, that the disclosures in the STAR SEC Documents shall not be deemed to qualify (i) any Fundamental Representations, which matters shall only be qualified by specific disclosure in the respective corresponding Section of the STAR Disclosure Letter, and (ii) Section 5.5(a)-Section 5.5(b) (SEC Documents; Financial Statements), Section 5.6(c) (Absence of Certain Changes or Events) and Section 5.7 (No Undisclosed Liabilities), the STAR Parties hereby jointly and severally represent and warrant as of the date hereof (except to the extent that such representations and warranties expressly relate to another date, in which case as of such other date) to the STAR III Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) STAR is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite limited liability company power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of STAR and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a STAR Material Adverse Effect.

(b) Each STAR Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each STAR Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a STAR Material Adverse Effect.

(c) Section 5.1(c) of the STAR Disclosure Letter sets forth a true and complete list of the STAR Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which STAR and the STAR Subsidiaries are qualified or licensed to do business, and the type of and percentage of interest held, directly or indirectly, by STAR in each STAR Subsidiary, including a list of each STAR Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each STAR Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d) Neither STAR nor any STAR Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the STAR Subsidiaries and investments in short-term investment securities).

(e) STAR has made available to STAR III complete and correct copies of the STAR Governing Documents. Each of STAR and the STAR Operating Partnership is in compliance with the terms of its STAR Governing Documents in all material respects. True and complete copies of STAR’s and the STAR Operating Partnership’s minute books, as applicable, have been made available by STAR to STAR III.

(f) STAR has not exempted any “Person” from the “Aggregate Share Ownership Limit” or the “Common Share Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the STAR Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2 Authority.

(a) Each of the STAR Parties has the requisite corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement by each of the STAR Parties and the consummation by the STAR Parties of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited liability company and limited partnership action, and no other corporate, limited liability company or limited partnership proceedings on the part of the STAR Parties are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the SDAT.

(b) This Agreement has been duly executed and delivered by the STAR Parties, and assuming due authorization, execution and delivery by the STAR III Parties, constitutes a legally valid and binding obligation of the STAR Parties enforceable against the STAR Parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the STAR Special Committee, the STAR Board (including a majority of directors and independent directors not otherwise interested in the Merger) has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of STAR and are fair and reasonable to STAR and, with respect to this Agreement and the Merger, on terms and conditions no less favorable to STAR than those available from unaffiliated third parties, and (ii) approved, authorized and adopted this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

(d) STAR, as the sole member of Merger Sub, has approved this Agreement and the Merger.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of the STAR Parties do not, and the performance of this Agreement and its obligations hereunder will not (i) conflict with or violate any provision of (A) the STAR Governing Documents or the Merger Sub Governing Documents or (B) any equivalent organizational or governing documents of any other STAR Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to STAR or any STAR Subsidiary or by which any property or asset of STAR or any STAR Subsidiary is bound, or (iii) require any consent or approval (except as contemplated by Section 5.3(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of STAR or any STAR Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of STAR or any STAR Subsidiary pursuant to, any Contract or Permit to which STAR or any STAR Subsidiary is a party, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a STAR Material Adverse Effect.

(b) Except as set forth in Section 5.3(b) of the STAR Disclosure Letter, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by STAR or any STAR Subsidiary in connection with the execution, delivery and performance by the STAR Parties of this Agreement. As of the date hereof, to the Knowledge of STAR, the STAR Parties are not aware of any reason why the necessary approvals referenced in the preceding sentence will not be received in order to permit consummation of the Merger on a timely basis. The execution and delivery of this Agreement by each of the STAR Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any applicable Law, any Contract or other instrument or agreement of STAR or any STAR Subsidiary or to which STAR, any STAR Subsidiary or any of their Properties is subject or bound, or (ii) require STAR or STAR Subsidiary to obtain any consent or approval under any such law, Contract or other instrument or agreement, except for (A) the Proxy Statement, the Form S-4 and the declaration of effectiveness of the Form S-4, and such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of

Merger by, the SDAT pursuant to the MGCL and the MLLCA, (C) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (D) the consents, authorizations, orders or approvals of each Governmental Authority or third party listed in Section 5.3(b) of the STAR Disclosure Letter and (E) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications which, individually or in the aggregate, would not reasonably be expected to have a STAR Material Adverse Effect.

Section 5.4 Capital Structure.

(a) The authorized capital stock of STAR consists of 1,100,000,000 shares of capital stock, of which 999,999,000 shares are designated as common stock with par value of $0.01 per share (“STAR Common Stock”), 1,000 shares are designated as non-participating, non-voting convertible stock with par value of $0.01 per share (“STAR Convertible Stock”), and 100,000,000 shares are designated as preferred stock with a par value of $0.01 per share (“STAR Preferred Stock”). At the close of business on August 1, 2019, (i) 52,229,664 shares of STAR Common Stock were issued and outstanding, (ii) 1,000 shares of STAR Convertible Stock were issued and outstanding, (iii) no shares of STAR Preferred Stock were issued and outstanding, (iv) 965,011 shares of STAR Common Stock were available for grant under the STAR Equity Incentive Plan, and (v) no shares of STAR Common Stock were reserved for issuance upon redemption of STAR OP Interests. All of the outstanding shares of capital stock of STAR are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with applicable securities Laws. Except as set forth in this Section 5.4, there is no other outstanding capital stock of STAR.

(b) At the close of business on August 1, 2019, no STAR OP Interests were issued and outstanding, of which (i) no STAR OP Interests were held by limited partners other than STAR and (ii) no STAR OP Interests were issued and outstanding and were held by STAR Advisor through August 1, 2019. Section 5.4(b) of the STAR Disclosure Letter sets forth a list of all of the partners of STAR Operating Partnership as of the date hereof, together with the number of STAR OP Interests held by each such partner. All the STAR OP Interests held by STAR are directly owned by STAR or a Wholly Owned STAR Subsidiary, free and clear of all Liens other than Permitted Liens and free of preemptive rights. All of the STAR OP Interests are duly authorized and validly issued and were issued in compliance with applicable securities Laws.

(c) All of the outstanding shares of capital stock of each of the STAR Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the STAR Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the STAR Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. STAR or the STAR Operating Partnership owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the STAR Subsidiaries, free and clear of all Liens other than Permitted Liens and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of STAR or any STAR Subsidiary issued and outstanding (“STAR Voting Debt”). Except as set forth in Section 5.4(d) of the STAR Disclosure Letter, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which STAR or any of the STAR Subsidiaries is a party or by which any of them is bound obligating STAR or any of the STAR Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of STAR or any STAR Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, STAR Voting Debt or other equity interests.

(e) Neither STAR nor any STAR Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of STAR or any of the STAR Subsidiaries. Neither STAR nor any STAR Subsidiary has granted any registration rights on any of its capital stock other than as set forth in Section 5.4(e) of the STAR Disclosure Letter. No STAR Common Stock is owned by any STAR Subsidiary.

(f) STAR does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the shares of STAR Common Stock or STAR OP Interests and any material dividends or other distributions on any securities of any STAR Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.5 SEC Documents; Financial Statements; Internal Controls; Off Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) STAR has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules, registration statements, prospectuses, reports and exhibits required to be filed or furnished by STAR under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act) since January 1, 2016 (the forms, documents, financial statements (including those referenced in Section 5.5(d)) and reports filed with the SEC since January 1, 2016, and those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “STAR SEC Documents”). STAR has timely paid all fees due in connection with any STAR SEC Document. As of their respective filing dates (or the date of their most recent amendment, supplement or modification, in each case, to the extent filed and publicly available prior to the date of this Agreement), the STAR SEC Documents (i) complied, or with respect to STAR SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder, and (ii) did not, or with respect to STAR SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the STAR SEC Documents is, to the Knowledge of STAR, the subject of ongoing SEC review or threatened review, and STAR does not have any outstanding and unresolved comments from the SEC with respect to any STAR SEC Documents. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of STAR, threatened. None of the STAR SEC Documents is the subject of any confidential treatment request by STAR.

(b) STAR has made available to STAR III complete and correct copies of all written correspondence between the SEC, on the one hand, and STAR, on the other hand, since December 31, 2016. No STAR Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(c) At all applicable times, STAR has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations thereunder, as amended from time to time.

(d) The consolidated audited and unaudited financial statements of STAR and the STAR Subsidiaries included, or incorporated by reference, in the STAR SEC Documents, including the related notes and schedules (as amended, supplemented or modified by later STAR SEC Documents, in each case, to the extent filed and publicly available prior to the date of this Agreement), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of STAR and STAR Subsidiaries in all material respects, (ii) complied or will comply, as the case may be, as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act and the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K, Regulation S-X or any successor or like form under the Exchange Act, which such adjustments are not, in the aggregate, material to STAR) and (iv) fairly present, or will fairly present, as the case may be, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material), the consolidated financial position of STAR and the STAR Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, stockholders’ equity and cash flows of STAR and the STAR Subsidiaries for the periods presented therein. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of STAR, threatened, in each case regarding any accounting practices of STAR.

(e) Since December 31, 2016, (A) STAR has designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are effective to ensure that material information required to be disclosed by STAR in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to STAR’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of STAR required under the Exchange Act with respect to such reports, and (B) such disclosure controls and procedures are effective in timely alerting STAR’s management to material information required to be included in STAR’s periodic reports required under the Exchange Act. STAR and STAR Subsidiaries have designed and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that transactions are executed in accordance with management’s general or specific authorizations, (iii) that transactions are recorded as necessary to permit preparation of financial statements and to maintain asset accountability, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization, (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. STAR has disclosed to STAR’s auditors and audit committee (and made summaries of such disclosures available to STAR III) (1) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect STAR’s ability to record, process, summarize and report financial information and (2) any fraud whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(f) STAR is not, and none of the STAR Subsidiaries are, a party to, and neither STAR nor any STAR Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any Contract relating to any transaction or relationship between or among STAR and any STAR Subsidiary, on the one hand, and any unconsolidated Affiliate of STAR or any STAR Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, STAR, any STAR Subsidiary or STAR’s or such STAR Subsidiary’s audited financial statements or other STAR SEC Documents.

(g) Neither STAR nor any STAR Subsidiary is required to be registered as an investment company under the Investment Company Act.

(h) STAR, STAR Subsidiaries and their controlled Affiliates (including in each case any of their officers, directors or employees) have complied with the Anti-Corruption Law. Neither STAR nor any STAR Subsidiary nor, to the Knowledge of STAR, any director, officer or Representative of STAR or any STAR Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither STAR nor any STAR Subsidiary has received any written communication that alleges that STAR or any STAR Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.6 Absence of Certain Changes or Events. Except as set forth in Section 5.6 of the STAR Disclosure Letter, since December 31, 2018 through the date of this Agreement, (a) STAR and each STAR Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice, (b) neither STAR nor any STAR Subsidiary has taken any action that would have been prohibited by Section 6.2(b) (Conduct of the Business of STAR) if taken from and after the date of this Agreement and (c) there has not been any STAR Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a STAR Material Adverse Effect.

Section 5.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of STAR dated as of December 31, 2018 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2018, neither STAR nor any STAR Subsidiary has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that either alone or when combined with all other liabilities of a type not described in clauses (a), (b) or (c) above, has had, or would reasonably be expected to have, a STAR Material Adverse Effect.

Section 5.8 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.10 and Section 5.11, which are addressed solely in those Sections, STAR and each STAR Subsidiary is in possession of Permits necessary for STAR and each STAR Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “STAR Permits”), and all such STAR Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the STAR Permits, individually or in the aggregate, would not reasonably be expected to have a STAR Material Adverse Effect. STAR has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay would not have a STAR Material Adverse Effect. No event has occurred with respect to any of the STAR Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such STAR Permits. Neither STAR nor any of the STAR Subsidiaries has received any notice indicating, nor to the Knowledge of STAR, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of STAR or the STAR Subsidiaries that impairs the validity of any STAR Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any STAR Permit, except where the impairment or revocation of any such STAR Permit, individually, or in the aggregate, would not reasonably be expected to have a STAR Material Adverse Effect.

(b) Neither STAR nor any STAR Subsidiary is, and for the past three (3) years has been, in conflict with, or in default or violation of, (i) any Law applicable to STAR or any STAR Subsidiary or by which any property or asset of STAR or any STAR Subsidiary is bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13 and Section 5.14 which are solely addressed in those Sections), or (ii) any STAR Permits (except for the STAR Permits addressed in Section 5.10 or Section 5.11, which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a STAR Material Adverse Effect.

Section 5.9 Litigation. Except as set forth in Section 5.9 of the STAR Disclosure Letter, there is no material action, suit, proceeding or investigation to which STAR or any STAR Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of STAR, threatened before any Governmental Authority, and, to the Knowledge of STAR, there is no basis for any such action, suit, proceeding or investigation. Neither STAR nor any STAR Subsidiary has been permanently or temporarily enjoined by any Order, judgment or decree of any Governmental Authority from engaging in or continuing to conduct the business of STAR or the STAR Subsidiaries. No Order of any Governmental Authority has been issued in any proceeding to which STAR or any of the STAR Subsidiaries is or was a party, or, to the Knowledge of STAR, in any other proceeding, that enjoins or requires STAR or any of the STAR Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since January 1, 2019, none of STAR, any STAR Subsidiary or any Representative of the foregoing has received or made any settlement offer for any material Action to which STAR or any STAR Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $1,000,000 individually.

Section 5.10 Properties.

(a) STAR has made available to STAR III a list of each parcel of real property currently owned or ground leased by STAR or any STAR Subsidiary, together with the applicable STAR Subsidiary owning or leasing such property. Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports): (A) STAR or a STAR Subsidiary owns fee simple title to each of the STAR Properties, free and clear of Liens, except for Permitted Liens; (B) except as has not had and would not, individually or in the aggregate, have a STAR Material Adverse Effect, neither STAR nor any STAR Subsidiary has received written notice of any violation of any Law affecting any portion of any of the STAR Properties issued by any Governmental Authority; and (C) except as would not, individually or in the aggregate, have a STAR Material Adverse Effect, neither STAR nor any STAR Subsidiary has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the STAR Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the STAR Properties or by the continued maintenance, operation or use of the parking areas.

(b) STAR has not received written notice of, nor does STAR have any Knowledge of, any material latent defects or adverse physical conditions affecting any of the STAR Properties or the improvements thereon, except as would not, individually or in the aggregate, have a STAR Material Adverse Effect.

(c) STAR and the STAR Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them. Neither STAR’s nor the STAR Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(d) A policy of title insurance has been issued for each STAR Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by STAR or the applicable STAR Subsidiary with respect to STAR Properties that are not subject to ground leases and (B) a valid leasehold estate held by STAR or the applicable STAR Subsidiary that are subject to ground leases and (ii) to the Knowledge of STAR, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding as of the date of hereof.

Section 5.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a STAR Material Adverse Effect: (i) no notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of STAR, is threatened relating to STAR or any of the STAR Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) STAR and the STAR Subsidiaries are and, for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) STAR and each of the STAR Subsidiaries is in possession of all Environmental Permits necessary for STAR and each STAR Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by STAR and each STAR Subsidiary was done so in accordance with all applicable Environmental Laws and

Environmental Permits; (v) STAR and the STAR Subsidiaries are not subject to any order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of STAR or any of the STAR Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12 Material Contracts.

(a) STAR has made available to STAR III a true, correct and complete copy of each Contract in effect as of the date hereof to which STAR or any STAR Subsidiary is a party or by which any of its properties or assets are bound that:

(i) is required to be filed with the SEC as an exhibit to STAR’s Annual Report on Form 10-K for the year ending December 31, 2018 or any subsequent current or periodic report pursuant to Item 601(b)(1), (2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) is required to be described pursuant to Item 404 of Regulation S-K, promulgated under the Securities Act;

(iii) obligates the STAR Parties or any other STAR Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to the STAR Parties or any other STAR Subsidiary;

(iv) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the STAR Parties or any other STAR Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by the STAR Parties or any other STAR Subsidiary or the geographic area in which the STAR Parties or any other STAR Subsidiary may conduct business;

(v) is a Contract that obligates the STAR Parties or any other STAR Subsidiary to indemnify any past or present directors, officers, or employees of the STAR Parties or any other STAR Subsidiary pursuant to which the STAR Parties or any other STAR Subsidiary is the indemnitor;

(vi) constitutes (A) an Indebtedness obligation of the STAR Parties or any other STAR Subsidiary with a principal amount as of the date hereof greater than $1,000,000 or (B) a Contract (including any so called take-or-pay or keepwell agreements) under which (1) any Person including STAR or a STAR Subsidiary, has directly or indirectly guaranteed Indebtedness, liabilities or obligations of STAR or STAR Subsidiary or (2) STAR or a STAR Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person, including STAR or another STAR Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(vii) requires the STAR Parties or any other STAR Subsidiary to dispose of or acquire assets or properties that (together with all of the assets and properties subject to such requirement in such Contract) have a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(ix) constitutes a loan to any Person (other than a Wholly Owned STAR Subsidiary or the STAR Operating Partnership) by STAR or any STAR Subsidiary in an amount in excess of $1,000,000;

(x) sets forth the operational terms of a joint venture, partnership, limited liability company or strategic alliance of the STAR Parties or any other STAR Subsidiary with a third party;

(xi) prohibits the pledging of the capital stock of STAR or any STAR Subsidiary or prohibits the issuance of guarantees by any STAR Subsidiary;

(xii) contains covenants expressly limiting, in any material respect, the ability of STAR or any STAR Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets or business of STAR or any STAR Subsidiary;

(xiii) contains restrictions on the ability of STAR or any STAR Subsidiary to pay dividends or other distributions (other than pursuant to the organizational documents of STAR and STAR Subsidiaries);

(xiv) is with a Governmental Authority;

(xv) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $1,000,000;

(xvi) is an employment Contract or consulting Contract;

(xvii) provides severance, retention or transaction bonus payments, change of control payments or similar compensation;

(xviii) is a settlement agreement or release of claims with any current employee or with any former employee within the past five (5) years;

(xix) is a lease, sublease, license or other rental agreement or occupancy agreement (written or verbal) which grants any possessory interest in and to any space situated on or in the STAR Properties or that otherwise gives rights with regard to the use of the STAR Properties;

(xx) is a ground lease under which STAR or a STAR Subsidiary holds a leasehold interest in the STAR Properties or any portion thereof; or

(xxi) is both (A) not made in the ordinary course of business consistent with past practice and (B) material to STAR and the STAR Subsidiaries, taken as a whole.

(b) Each Contract in any of the categories set forth in Section 5.12(a) to which the STAR Parties or any other STAR Subsidiary is a party or by which it is bound as of the date hereof is referred to herein as a “STAR Material Contract.”

(c) Each STAR Material Contract is legal, valid, binding and enforceable on the STAR Parties and each other STAR Subsidiary that is a party thereto and, to the Knowledge of STAR, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). The STAR Parties and each other STAR Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each STAR Material Contract and, to the Knowledge of STAR, each other party thereto has performed all obligations required to be performed by it under such STAR Material Contract prior to the date hereof. None of the STAR Parties or any other STAR Subsidiary, nor, to the Knowledge of STAR, any other party thereto, is in breach or violation of, or default under, any STAR Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any STAR Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a STAR Material Adverse Effect. None of the STAR Parties or any other STAR Subsidiary has received notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any STAR Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a STAR Material Adverse Effect. Since December 31, 2016 and as of the date hereof, neither STAR nor any STAR Subsidiary has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any STAR Material Contract.

(d) Each management agreement pursuant to which any third party manages or operates any of the STAR Properties on behalf of STAR or any STAR Subsidiary is valid, binding and in full force and effect as against STAR or the applicable STAR Subsidiary and, to the Knowledge of STAR, as against the other party thereto. Neither STAR nor any STAR Subsidiary owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

Section 5.13 Taxes.

(a) Each STAR Party and each other STAR Subsidiary has timely filed with the appropriate Governmental Authority all United States federal income Tax Returns and all other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Each STAR Party and each other STAR Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. True and materially complete copies of all United States federal income Tax Returns that have been filed with the IRS by STAR and each STAR Subsidiary with respect to the taxable years ending on or after STAR’s formation have been made available to STAR III. No written claim has been proposed by any Governmental Authority in any jurisdiction where STAR or any STAR Subsidiary do not file Tax Returns that STAR or any STAR Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Beginning with its initial taxable year ending on December 31, 2014, and through and including the Closing Date (determined as if STAR’s current taxable year ended immediately prior to Closing), STAR (i) has been organized and operated in conformity with the requirements to qualify as a REIT under the Code and the current and proposed method of operation for STAR is expected to enable STAR to continue to meet the requirements for qualification as a REIT through and including the Closing Date, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in STAR’s failure to qualify as a REIT, and no challenge to STAR’s status as a REIT is pending or threatened in writing. No STAR Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. STAR’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(8) or 858 of the Code, has not been less than the sum of (i) STAR’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) STAR’s net capital gain for such year.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of STAR, threatened with regard to any material Taxes or Tax Returns of STAR or any STAR Subsidiary; (ii) no material deficiency for Taxes of STAR or any STAR Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of STAR, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a STAR Material Adverse Effect; (iii) neither STAR nor any STAR Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither STAR nor any STAR Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither STAR nor any STAR Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each STAR Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation, an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

(e) Neither STAR nor any STAR Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor have they disposed of any such asset during its current taxable year.

(f) Since its inception, STAR and the STAR Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 857(f), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) STAR has not, and none of the STAR Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of STAR no condition or circumstances exists, which presents a material risk that any material liability for Taxes described clause (iii) of the preceding sentence or any liability for Taxes described in either clause (i) or (ii) of the preceding sentence will be imposed upon STAR or any STAR Subsidiary.

(g) STAR and the STAR Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471 and 3402 of the Code or similar provisions under any state, local and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no STAR Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of STAR threatened to raise, a material claim against STAR or any STAR Subsidiary for any breach of any STAR Tax Protection Agreements. As used herein, “STAR Tax Protection Agreements” means any written agreement to which STAR or any STAR Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a STAR Subsidiary Partnership (as hereinafter defined) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a STAR Subsidiary Partnership, STAR or any STAR Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “STAR Subsidiary Partnership” means a STAR Subsidiary that is a partnership for United States federal income tax purposes.

(i) There are no Tax Liens upon any property or assets of STAR or any STAR Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving STAR or any STAR Subsidiary, and after the Closing Date neither STAR nor any STAR Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k) Neither STAR nor any STAR Subsidiary has requested or received any written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither STAR nor any STAR Subsidiary is subject to written ruling of a Governmental Authority.

(l) Neither STAR nor any STAR Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or any other unitary, combined, consolidated or similar Tax group or (ii) has any liability for the Taxes of any Person (other than any STAR Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(m) Neither STAR nor any STAR Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n) Neither STAR nor any STAR Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(o) No written power of attorney that has been granted by STAR or any STAR Subsidiary (other than to STAR or a STAR Subsidiary) currently is in force with respect to any matter relating to Taxes.

(p) Neither STAR nor any STAR Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to jeopardize the status of the Merger as a reorganization within the meaning of Section 368(a) of the Code, nor to the Knowledge of STAR, is there any other fact or circumstance that could reasonably be expected to prevent, the Merger from qualifying as such a reorganization.

(q) STAR is a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Section 5.14 Intellectual Property. Neither STAR nor any STAR Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by STAR or any STAR Subsidiary of any trademarks or patents. Except as, individually or in the aggregate, would not reasonably be expected to have a STAR Material Adverse Effect, (i) no Intellectual Property used by STAR or any STAR Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of STAR or any STAR Subsidiary, and (iii) STAR and the STAR Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of STAR and the STAR Subsidiaries as it is currently conducted. Since January 1, 2019, neither STAR nor any STAR Subsidiary has received any written or, to the Knowledge of STAR, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.15 Insurance. STAR and each STAR Subsidiary maintain material insurance policies and all material fidelity bonds as set forth in Section 5.15 of the STAR Disclosure Letter (which specifies the general type of insurance, insurer, policy number and aggregate limit) (the “STAR Insurance Policies”). All such insurance policies are in full force and effect, and, as of the date hereof, no written notice of cancellation or termination has been received by STAR or any STAR Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default, by any insured thereunder, or permit termination or modification, of any of the policies, except as would not, individually or in the aggregate, reasonably be expected to have a STAR Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a STAR Material Adverse Effect, all premiums currently due and payable under all STAR Insurance Policies have been paid, and STAR and the STAR Subsidiaries have otherwise complied in all material respects with the terms and conditions of all STAR Insurance Policies.

Section 5.16 Benefit Plans.

(a) Other than the STAR Equity Incentive Plan, STAR and the STAR Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither STAR nor any STAR Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) Except as individually or in the aggregate, have not had and would not reasonably be expected to have STAR Material Adverse Effect, none of STAR, any STAR Subsidiary or any of their respective ERISA Affiliates has incurred any obligation or liability with respect to or under any employee benefit plan, program or arrangement (including any agreement, program, policy or other arrangement under which any current or former employee, director or consultant has any present or future right to benefits) which has created or will create any obligation with respect to, or has resulted in or will result in any liability to STAR or any STAR Subsidiary.

(c) Except as individually or in the aggregate, have not had and would not reasonably be expected to have a STAR Material Adverse Effect, the STAR Equity Incentive Plan was established and has been administered in accordance with its terms and in compliance with all applicable Laws, including the Code.

(d) None of STAR, any STAR Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(e) No amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any of the other transactions contemplated hereby (alone or in combination with any other event) by any Person who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any compensation arrangement could be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f) The STAR Equity Incentive Plan has been maintained and operated in compliance with Section 409A of the Code or an available exemption therefrom.

(g) Neither STAR nor any STAR Subsidiary is a party to or has any obligation under any Contract, the STAR Equity Incentive Plan or otherwise to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(h) Neither STAR nor any STAR Subsidiary has, or has ever had, any employees.

Section 5.17 Related Party Transactions. Except as described in the publicly available STAR SEC Documents filed with or furnished to the SEC on or after January 1, 2016 and prior to the date hereof, no agreements, arrangements or understandings between any of the STAR Parties or any other STAR Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among STAR and STAR Subsidiaries) (the “STAR Related Party Agreements”), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.18 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.18 of the STAR Disclosure Letter, each in a fee amount not to exceed the amount set forth in Section 5.18 of the STAR Disclosure Letter, pursuant to the terms of the engagement letter between STAR and such Person, true, correct and complete copies of which have been provided to STAR III prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the STAR Parties or any other STAR Subsidiary.

Section 5.19 Opinion of Financial Advisor. The STAR Special Committee has received the oral opinion of Robert A. Stanger & Co., Inc. (the “STAR Financial Advisor”) (which was confirmed in writing as of the date of this Agreement), to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Merger Consideration is fair, from a financial point of view, to STAR. STAR will deliver to STAR III a complete and correct copy of such opinion promptly after receipt thereof by the STAR Special Committee solely for informational purposes. STAR and Merger Sub acknowledge that the opinion of the STAR III Financial Advisor contemplated by Section 4.19 is for the benefit of the STAR III Special Committee and that neither STAR nor Merger Sub shall be entitled to rely on that opinion for any purpose.

Section 5.20 Takeover Statutes. None of STAR, Merger Sub or any STAR Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of STAR III as defined in Section 3-601 of the MGCL. The STAR Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL are not applicable to the Merger. No other Takeover Statutes are applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of STAR Common Stock with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.21 Information Supplied. None of the information relating to STAR or any STAR Subsidiary contained or incorporated by reference in the Proxy Statement or the Form S-4 or that is provided by STAR or any STAR Subsidiary in writing for inclusion or incorporation by reference in any document filed with any other Governmental Authority in connection with the transactions contemplated by this Agreement will (a) in the case of the Proxy Statement, at the time of the mailing thereof, at the time of the Stockholders Meeting, at the time the Form S-4 is declared effective or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Form S-4 or with respect to any other document to be filed by STAR with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that STAR is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to STAR, its officers, directors and partners and the STAR Subsidiaries (or other information supplied by or on behalf of STAR or any STAR Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation is made as to statements made or incorporated by reference by or on behalf of the STAR III Parties.

Section 5.22 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by STAR.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Merger Effective Time, incurred, directly or indirectly through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.23 Financing. As of the Closing, STAR will have available to it all funds necessary to satisfy all of its obligations hereunder and transactions contemplated hereby.

Section 5.24 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated hereby, none of the STAR Parties or any other Person on behalf of a STAR Party has made any representation or warranty, expressed or implied, with respect to the STAR Parties or any other STAR Subsidiary, their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the STAR Parties or any other STAR Subsidiary. In particular, without limiting the foregoing disclaimer, none of the STAR Parties or any other Person on behalf of a STAR Party makes or has made any representation or warranty to any STAR III Party or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the STAR Parties in this Article 5, or any document, agreement, certificate or other instrument contemplated hereby, any oral or written information presented to the STAR III Parties or any of their respective Affiliates or Representatives in the course of their due diligence of the STAR Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the STAR Parties acknowledge and agree that none of the STAR III Parties or any other Person has made or is making any representations or warranties relating to the STAR III Parties whatsoever, express or implied, beyond those expressly given by any STAR III Party in Article 4, or any document, agreement, certificate or other instrument contemplated hereby, including any implied representation or warranty as to the accuracy or completeness of any information regarding any STAR III Party furnished or made available to the STAR Parties or any of their respective Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by STAR III.

(a) STAR III covenants and agrees that, between the date of this Agreement and the earlier to occur of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (1) to the extent required by Law, (2) as may be consented to in advance in writing by STAR (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the STAR III Disclosure Letter, each of the STAR III Parties shall, and shall cause each of the other STAR III Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of STAR III as a REIT.

(b) Without limiting the foregoing, STAR III covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by STAR (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.1(a) or Section 6.1(b) of the STAR III Disclosure Letter, the STAR III Parties shall not, and shall not cause or permit any other STAR III Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the STAR III Governing Documents or (B) such equivalent organizational or governing documents of any STAR III Subsidiary, or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the STAR III Charter) under the STAR III Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of STAR III or any STAR III Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of STAR III or any STAR III Subsidiary or other equity securities or ownership interests in STAR III or any STAR III Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by STAR III of regular dividends in accordance with past practice at a daily rate not to exceed $0.004098 per share of STAR III Class A Common Stock, $0.004098 per share of STAR III Class R Common Stock, or $0.004098 per share of STAR III Class T Common Stock, each such daily rate as may be adjusted to account for a 365-day year, (B) the declaration and payment by the STAR III Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the STAR III OP Units, (C) the declaration and payment of dividends or other distributions to STAR III by any directly or indirectly Wholly Owned STAR III Subsidiary, and (D) distributions by any STAR III Subsidiary that is not wholly owned, directly or indirectly, by STAR III, in accordance with the requirements of the organizational documents of such STAR III Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii), STAR III and any STAR III Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for STAR III to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) other than in accordance with the STAR III SRP set forth on Section 6.1(b)(iv) of the STAR III Disclosure Letter, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of STAR III or a STAR III Subsidiary;

(v) except for transactions among STAR III and one or more Wholly Owned STAR III Subsidiaries or among one or more Wholly Owned STAR III Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of STAR III or any of the STAR III Subsidiaries’ capital stock (including the STAR III OP Units), or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of STAR or any of the STAR Subsidiaries’ capital stock (including the STAR OP Interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of STAR III Capital Stock or any of the STAR III Subsidiaries’ capital stock or other equity interests;

(vi) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any material assets, except (A) acquisitions by STAR or any Wholly Owned STAR Subsidiary of or from an existing Wholly Owned STAR Subsidiary and (B) other acquisitions in the ordinary course of business;

(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call, or (y) the posting of collateral in connection with any Contract to which STAR III or any STAR III Subsidiary is a party, shall be considered to be done in the ordinary course of business consistent with past practice;

(viii) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person, or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of STAR or any of the STAR Subsidiaries, except (A) Indebtedness incurred under STAR III’s then-existing credit facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $1,000,000, and (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on STAR III compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any Wholly Owned STAR III Subsidiary;

(x) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any STAR III Material Contract (or any Contract that, if existing as of the date hereof, would be a STAR III Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing STAR III Material Contract that occurs automatically without any action (other than notice of renewal) by STAR III or any STAR III Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi) except as set forth on Section 6.1(b)(xi) of the STAR III Disclosure Letter, authorize, make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;

(xii) make any payment, direct or indirect, of any liability of STAR III or any STAR III Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xiii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of STAR III made available to STAR prior to the date of this Agreement or (y) that do not exceed $500,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against STAR III or any STAR III Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by STAR III or any of the STAR III Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xix)), and (D) with respect to any Action involving any present, former or purported holder or group of holders of STAR III Common Stock in accordance with Section 7.6(c);

(xiv) (A) increase in any manner the amount, rate or terms of compensation or benefits of any of STAR III’s current or former employees, officers or directors, except for increases in annual salary or wage rate in the ordinary course of business consistent with past practice and except for reasonable compensation that may be payable to the members of the STAR III Special Committee, or (B) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on August 1, 2019, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xvi) enter into any new line of business;

(xvii) form any new, or consent to any amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xviii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xix) enter into or modify in a manner adverse to STAR III any STAR III Tax Protection Agreement, make, change or rescind any material election relating to Taxes (other than making its initial REIT election), change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, give or request any waiver of a statute of limitation with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve STAR III’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any STAR III Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause STAR III to fail to qualify as a REIT or any STAR III Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization except in connection with any transaction permitted by Section 6.1(b)(vi) or Section 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to STAR or to prevent or impair the ability of the STAR Parties to consummate the Merger;

(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 4.18 of the STAR III Disclosure Letter, in a manner adverse to STAR III or any STAR III Subsidiary, or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxiii) make any payment, loan, distribution or transfer of assets to STAR III Advisor or its Affiliates (other than STAR III and any STAR III Subsidiary) except in such amount and as expressly contemplated by this Agreement or the STAR III Advisory Agreement;

(xxiv) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the STAR III Common Stock with respect to the Merger;

(xxv) permit any Liens, other than Permitted Liens; or

(xxvi) authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit STAR III from taking any action, at any time or from time to time, that in the reasonable judgment of the STAR III Board, upon advice of counsel to STAR III, is reasonably necessary (i) for STAR III to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that STAR III or any STAR III Subsidiary be registered as an investment company under the Investment Company Act, including in each case, making dividend or any other actual, constructive or deemed distribution payments to stockholders of STAR III in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii).

Section 6.2 Conduct of Business by STAR.

(a) STAR covenants and agrees that during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by STAR III (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, (4) as may be required by the SIR Merger Agreement, or (5) as set forth in Section 6.2(a) or Section 6.2(b) of the STAR Disclosure Letter, each of the STAR Parties shall, and shall cause each of the other STAR Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use all reasonable efforts to (A) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties and (B) maintain the status of STAR as a REIT.

(b) Without limiting the foregoing, STAR covenants and agrees that, during the Interim Period, except (1) to the extent required by Law, (2) as may be consented to in advance in writing by STAR III (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as may be expressly contemplated, expressly required or expressly permitted by this Agreement, or (4) as set forth in Section 6.2(a) or Section 6.2(b) of the STAR Disclosure Letter, the STAR Parties shall not, and shall not cause or permit any other STAR Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the STAR Governing Documents or such equivalent organizational or governing documents of any STAR Subsidiary, or (B) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the STAR Charter) under the STAR Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of STAR or any STAR Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of STAR or any STAR Subsidiary or other equity securities or ownership interests in STAR or any STAR Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by STAR of regular dividends in accordance with past practice at a daily rate not to exceed $0.002459, as may be adjusted to account for a 365-day year, per share, of STAR Common Stock, (B) the declaration and payment by the STAR Operating Partnership of regular distributions in accordance with past practice and for any interim period through the Closing Date, on the STAR OP Interests, (C) the declaration and payment of dividends or other distributions to STAR by any directly or indirectly Wholly Owned STAR Subsidiary, and (D) distributions by any STAR Subsidiary that is not wholly owned, directly or indirectly, by STAR, in accordance with the requirements of the organizational documents of such STAR Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii), STAR and any STAR Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for STAR to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity level income or excise Tax under the Code;

(iv) other than in accordance with the STAR SRP set forth on Section 6.2(b)(iv) of the STAR Disclosure Letter, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of STAR or a STAR Subsidiary;

(v) except (A) pursuant to the STAR DRP and (B) for transactions among STAR and one or more Wholly Owned STAR Subsidiaries or among one or more Wholly Owned STAR Subsidiaries, issue, sell, pledge, dispose, encumber or grant any shares of STAR or any of the STAR Subsidiaries’ capital stock (including the STAR OP Interests) or authorize the issuance, sale, pledge, disposition, grant, transfer or any Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of STAR or any of the STAR Subsidiaries’ capital stock (including the STAR OP Interests), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of STAR Capital Stock or any of the STAR Subsidiaries’ capital stock or other equity interests;

(vi) except as set forth on Section 6.2(b)(vi) of the STAR III Disclosure Letter, acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any material assets, except (A) acquisitions by STAR or any Wholly Owned STAR Subsidiary of or from an existing Wholly Owned STAR Subsidiary and (B) other acquisitions in the ordinary course of business;

(vii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business consistent with past practice, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with (x) the satisfaction of any margin call, or (y) the posting of collateral in connection with any Contract to which STAR or any STAR Subsidiary is a party, shall be considered to be done in the ordinary course of business consistent with past practice;

(viii) except as set forth on Section 6.2(b)(viii) of the STAR III Disclosure Letter, incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person, or issue, sell or amend the terms of any debt securities or rights to acquire any debt securities of STAR or any of the STAR Subsidiaries, except (A) Indebtedness incurred under STAR’s then-existing credit facilities in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii)), (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $1,000,000, and (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on STAR compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than in the ordinary course of business and other than loans, advances or capital contributions to, or investments in, any Wholly Owned STAR Subsidiary;

(x) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any STAR Material Contract (or any Contract that, if existing as of the date hereof, would be a STAR Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing STAR Material Contract that occurs automatically without any action (other than notice of renewal) by STAR or any STAR Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xi) authorize, make or commit to make any capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;

(xii) make any payment, direct or indirect, of any liability of STAR or any STAR Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xiii) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of STAR made available to STAR III prior to the date of this Agreement or (y) that do not exceed $1,000,000 individually or $1,500,000 in the aggregate, (B) do not involve the imposition of injunctive relief against STAR or any STAR Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by STAR or any of the STAR Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.2(b)(xix), and (D) with respect to any Action involving any present, former or purported holder or group of holders of STAR Common Stock in accordance with Section 7.6(c);

(xiv) (A) increase in any manner the amount, rate or terms of compensation or benefits of any of STAR’s current or former employees, officers or directors, except for increases in annual salary or wage rate in the ordinary course of business consistent with past practice and except for reasonable compensation that may be payable to the members of the STAR Special Committee, or (B) enter into, adopt, amend or terminate any employment, bonus, severance or retirement Contract or Benefit Plan or other compensation or employee benefits arrangement, except as may be required to comply with applicable Law;

(xv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on August 1, 2019, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xvi) enter into any new line of business;

(xvii) form any new, or consent to any amendment or modification of the terms of existing, funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xviii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xix) enter into or modify in a manner adverse to STAR any STAR Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, give or request any waiver of a statute of limitation with respect to any material Tax Return, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve STAR’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any STAR Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause STAR to fail to qualify as a REIT or any STAR Subsidiary to cease to be treated as any of (A) a partnership or disregarded entity for United States federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xxi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) or Section 6.2(b)(vii) in a manner that would not reasonably be expected to be materially adverse to STAR or to prevent or impair the ability of the STAR Parties to consummate the Merger;

(xxii) amend or modify the engagement letters entered into with the Persons listed on Section 4.18 of the STAR Disclosure Letter, in a manner adverse to STAR or any STAR Subsidiary, or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(xxiii) make any payment, loan distribution or transfer of assets to STAR Advisor or its Affiliates (other than STAR and any STAR Subsidiary) except in such amount and as expressly contemplated by this Agreement or the STAR Advisory Agreement;

(xxiv) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the STAR Common Stock with respect to the Merger;

(xxv) permit any Liens, other than Permitted Liens; or

(xxvi) authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit STAR from taking any action, at any time or from time to time, that in the reasonable judgment of the STAR Board, upon advice of counsel to STAR, is reasonably necessary (i) for STAR to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Merger Effective Time or (ii) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that STAR or any STAR Subsidiary be registered as an investment company under the Investment Company Act, including in each case, making dividend or any other actual, constructive or deemed distribution payments to stockholders of STAR in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii).

(d) For the avoidance of doubt, any amendment of the SIR Merger Agreement shall require the prior approval of STAR III, which approval shall not be unreasonably withheld, delayed or conditioned.

Section 6.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (i) STAR, directly or indirectly, the right to control or direct STAR III or any STAR III Subsidiary’s operations prior to the Merger Effective Time, or (ii) STAR III, directly or indirectly, the right to control or direct STAR or any STAR Subsidiary’s operations prior to the Merger Effective Time. Prior to the Merger Effective Time, (i) STAR III shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the STAR III Subsidiaries’ respective operations and (ii) STAR shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the STAR Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Form S-4 and the Proxy Statement; Stockholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) STAR III shall prepare (with STAR’s reasonable cooperation) and cause to be filed with the SEC the Proxy Statement in preliminary form with respect to the Stockholders Meeting and (ii) STAR shall prepare (with STAR III’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include the Proxy Statement, to register under the Securities Act the shares of STAR Common Stock to be issued in the Merger, (together, the “Registered Securities”). Each of STAR III and STAR shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-4 effective for so long as necessary to complete the Merger, unless this Agreement is terminated pursuant to Article 9. Each of STAR III and STAR shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the Proxy Statement shall include all information reasonably requested by such other Party to be included therein. Each of STAR III and STAR shall promptly notify the other Party upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other Party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 or the Proxy Statement received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 or the Proxy Statement received from the SEC. Each of STAR III and STAR shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC, mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of STAR III and STAR, as applicable, shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. STAR shall notify STAR III, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and STAR shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. STAR shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and STAR III shall furnish all information concerning STAR III and its stockholders as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Stockholder Approval, any information relating to STAR or STAR III, or any of their respective Affiliates, should be discovered by STAR or STAR III which, in the reasonable judgment of STAR or STAR III, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and STAR and STAR III shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or the Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of STAR and STAR III. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a). For purposes of Section 5.24, Section 4.22 and this Section 7.1, any information concerning or related to STAR III, its Affiliates or the Stockholders Meeting will be deemed to have been provided by STAR III, and any information concerning or related to STAR or its Affiliates will be deemed to have been provided by STAR.

(c) As promptly as practicable following the date of this Agreement, STAR III shall, in accordance with applicable Law and the STAR III Governing Documents, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting solely for the purpose of obtaining the Stockholder Approval (and other matters that shall be submitted to the holders of STAR III Common Stock at such meeting); provided, that such record date shall not be more than ninety (90) days prior to the date of the Stockholders Meeting. STAR III shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to STAR III’s stockholders entitled to vote at the Stockholders Meeting and to hold the Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. STAR III shall, through the STAR III Special Committee and the STAR III Board, recommend to its stockholders that they provide the Stockholder Approval, include the STAR III Special Committee and STAR III Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Stockholder Approval, except to the extent that the STAR III Special Committee and STAR III Board shall have made an Adverse Recommendation Change as permitted by Section 7.3(c). Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Stockholders Meeting is scheduled, STAR III has not received proxies representing a sufficient number of shares of STAR III Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, STAR III shall have the right to make one or more successive postponements or adjournments of the Stockholders Meeting (provided, however, that the Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law)) or (ii) more than one hundred twenty (120) days from the record date for the Stockholders Meeting; provided, further, the Stockholders Meeting may not be postponed or adjourned on the date the Stockholders Meeting is scheduled if STAR III shall have received proxies in respect of an aggregate number of shares of STAR III Common Stock, which have not been withdrawn, such that Stockholder Approval would be obtained at such meeting.

Section 7.2 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to and including the Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, Contracts, personnel and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties (i) any information concerning such Party or its respective subsidiaries (including with respect to any pending or threatened Action) as the other Party may reasonably request and (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the Proxy Statement, prior to the Stockholders Meeting, respectively, and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice in accordance with this Agreement (provided, however, that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (C) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (D) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder. Prior to the Merger Effective Time, the Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which any of the other Parties or any other of their respective subsidiaries has a business relationship regarding the business of the other Parties and their respective subsidiaries or this Agreement and the transactions contemplated by this Agreement without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict the Parties from contacting such parties in pursuing the business of the Parties operating in the ordinary course).

(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3 No Solicitation of Transactions.

(a) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 7.3(e) and Section 7.3(f), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on September 19, 2019 (the “Go Shop Period End Time”), STAR III, the STAR III Subsidiaries and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure, or (C) providing access to the properties, offices, assets, books, records and personnel of STAR III and the STAR III Subsidiaries and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that STAR III shall prior to, or concurrently with the time such access or non-public information is provided, provide such access and make available such non-public information to STAR; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to STAR III or any of the STAR III Subsidiaries; and (iv) disclose to the stockholders of STAR III any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv), to the extent any such disclosure addresses the Merger or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if such disclosure has the effect of withdrawing or adversely modifying, or is not accompanied by an express public re-affirmation of the STAR III Board Recommendation. For purposes of this Agreement, the term “Go Shop Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a written proposal or offer regarding an Acquisition Proposal prior to the Go Shop Period End Time that has not been withdrawn and that the STAR III Special Committee determines, in good faith, after consultation with its financial advisors and outside legal counsel, prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than five (5) Business Days before the date of the Go Shop Period End Time, not later than five (5) Business Days after the receipt of such Acquisition Proposal), has resulted in, or would be reasonably expected to result in, a Superior Proposal (as defined below) (such Person, a “Go Shop Bidder”); provided, that a Go Shop Bidder shall cease to be a Go Shop Bidder if (1) the negotiations between STAR III and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated, (2) the Acquisition Proposal submitted by such Go Shop Bidder prior to the Go Shop Period End Time is withdrawn, terminated or modified in a manner such that, in the STAR III Special Committee’s good faith determination, after consultation with its financial advisors and outside legal counsel, the Acquisition Proposal as modified no longer constitutes, or would no longer reasonably be expected to lead to, a Superior Proposal, or (3) such Go Shop Bidder otherwise ceases to be actively pursuing efforts to acquire STAR III or the STAR III Operating Partnership. No later than forty-eight (48) hours after the Go Shop Period End Time (or after a bidder is determined to be a Go Shop Bidder if such determination occurs after the Go Shop Period End Time), STAR III shall notify STAR in writing (I) if any Go Shop Bidders remain at such time, (II) of the identity of such Go Shop Bidder(s) and (III) the material terms and conditions of the most recent Acquisition Proposal received from such Go Shop Bidder(s) (and shall include with such notice (x) copies of any written Acquisition Proposal, including any proposed transaction agreement and any related transaction documents and financing commitments, if any and (y) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally)), and thereafter shall promptly (and in any event no later than forty-eight (48) hours after the occurrence of such developments, discussions or negotiations or receipt of materials) (1) keep STAR reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal and (2) provide STAR with any written supplements or written additions to any written Acquisition Proposal, including any revisions to any proposed transaction agreement and any related transaction documents and financing commitments, if any. Without limiting the foregoing, from and after the Go Shop Period End Time, STAR III will promptly (and in any event no later than forty-eight (48) hours after receipt thereof) notify STAR in writing if (A) any Acquisition Proposal is received by STAR III or any STAR III Subsidiary, (B) any request for information relating to STAR III or any STAR III Subsidiary is received by STAR III or any STAR III

Subsidiary from any Person who informs STAR III or any STAR III Subsidiary that it is considering making or has made an Acquisition Proposal or (C) any discussions or negotiations are sought to be initiated with STAR III or any STAR III Subsidiary regarding any Acquisition Proposal, in each case from a Person that is not a Go Shop Bidder, and shall, in any such notice to STAR, indicate the identity of the Person making, and the material terms and conditions of, such Acquisition Proposal, request or inquiry (and shall include with such notice (x) copies of any written Acquisition Proposal, including any proposed transaction agreement and any related transaction documents and financing commitments, if any, and (y) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally), and thereafter shall promptly (and in any event no later than forty-eight (48) hours after the occurrence of such developments, discussions or negotiations or receipt of materials) (1) keep STAR reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry and (2) provide STAR with any written supplements or written additions to any written Acquisition Proposal, including any revisions to any proposed transaction agreement and any related transaction documents and financing commitments, if any. Neither STAR III nor any STAR III Subsidiary will enter into any agreement with any Person subsequent to the date of this Agreement that prohibits STAR III from providing any information to STAR in accordance with this Section 7.3.

(b) Except as permitted by this Section 7.3, and except with respect to a Go Shop Bidder, from and after the Go-Shop Period End Time, STAR III shall not, and shall cause each of the STAR Subsidiaries and its and their respective directors, officers and Affiliates, and shall direct each of its and the STAR III Subsidiaries’ other Representatives (to the extent acting on behalf of STAR III) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or furnish to any Person other than a STAR Party or its Representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain an Acquisition Proposal, (iii) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that STAR III shall be permitted to waive or to not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a Person to make a confidential Acquisition Proposal directly to the STAR III Special Committee if the STAR III Special Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or to not enforce would be inconsistent with or otherwise result in a breach of the STAR III directors’ duties under applicable Law), (iv) enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal, or (v) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the STAR III Organizational Documents. In furtherance of the foregoing and except with respect to a Go Shop Bidder and as otherwise permitted by this Section 7.3, STAR III shall, and shall cause each STAR III Subsidiary and each Representative of STAR III and the STAR III Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and shall immediately terminate all physical and electronic data room access previously granted to any such Person and exercise and use reasonable best efforts to enforce any contractual rights available to STAR III to cause such Person to return and/or destroy all non-public information concerning STAR III and the STAR III Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person and immediately terminate all physical and electronic data room access granted to such Person. For the avoidance of doubt, after the Go Shop Period End Time and until the receipt of Stockholder Approval, STAR III, the STAR III Subsidiaries and their respective Representatives may continue to take any of the actions described in Section 7.3(a) with respect to any proposals or offers regarding any Acquisition Proposal submitted by a Go Shop Bidder on or before the Go Shop Period End Time or with respect to any amended or modified proposal or offer with respect to any such Acquisition Proposal submitted by a Go Shop Bidder after the Go Shop Period End Time that STAR III discloses to STAR (and provides copies to STAR of) if the STAR III Special Committee has determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal (as may be amended or modified) is or is reasonably likely to lead to a Superior Proposal.

(c) Notwithstanding anything in this Agreement to the contrary, at any time after the Go Shop Period End Time and prior to the time, but not after, Stockholder Approval is obtained, STAR III and its Representatives may (i) provide information in response to a request therefor by a person or persons who has made a written Acquisition Proposal that did not result from a breach of this Section 7.3 (provided that STAR III (A) receives from the person or persons so requesting such information an executed Acceptable Confidentiality Agreement, and (B) as contemplated below, STAR III discloses to STAR (and provides copies to STAR of) such written Acquisition Proposal and concurrently furnishes, makes available or provides access to any nonpublic information provided to such person or persons to the extent not previously so provided to STAR), and (ii) engage or participate in any discussions or negotiations with any person who has made such a written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or (ii) above, the STAR III Special Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

(d) Except as expressly provided in Section 7.3(e), Section 7.3(f), and Section 9.1(c)(ii), neither the STAR III Board, nor any committee thereof, nor any group of directors, formally or informally, shall: (i) change, withhold, withdraw, qualify or modify or publicly propose or announce or authorize or resolve to, or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to STAR, the STAR III Board Recommendation, (ii) authorize, approve, endorse, declare advisable, adopt or recommend or propose to publicly authorize, approve, endorse, declare advisable, adopt or recommend, any Acquisition Proposal, (iii) authorize, cause or permit STAR III or any STAR III Subsidiary to enter into any Alternative Acquisition Agreement, or (iv) fail to make the STAR III Board Recommendation or fail to include the STAR III Board Recommendation in the Proxy Statement (any event described in clause (i), (ii) or this clause (iv), whether taken by the STAR III Board or a committee thereof, an “Adverse Recommendation Change”).

(e) Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before Stockholder Approval is obtained and subject to compliance with the provisions of this Section 7.3(e) in all material respects, if STAR III receives an Acquisition Proposal (whether or not from a Go Shop Bidder) that did not result from a breach of this Section 7.3 (and such proposal is not withdrawn) and the STAR III Special Committee determines that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel, that failure to effect an Adverse Recommendation Change in connection with such Superior Proposal or that failure to terminate this Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal would be inconsistent with the STAR III directors’ duties under applicable Law, then the STAR III Board (based on the recommendation of the STAR III Special Committee) may effect an Adverse Recommendation Change and/or terminate this Agreement in accordance with Section 9.1(c)(ii); provided that the STAR III Board may not take action contemplated by this Section 7.3(e) unless:

(i) STAR III has notified STAR in writing that the STAR III Board intends to take such action at least five (5) Business Days in advance of effecting an Adverse Recommendation Change, which notice shall specify in reasonable detail the reasons for such action, a description of the material terms of the Superior Proposal and attach the most current version of such agreements (including any amendments, supplements or modifications) between STAR and the party making such Superior Proposal to such notice (a “STAR III Change Notice”); and

(ii) during the five (5) Business Day period following STAR’s receipt of a STAR III Change Notice, STAR III shall have offered to negotiate with and, if accepted, negotiated with (and directed its outside financial and outside legal advisors to negotiate with) STAR in good faith to make such adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute (in the good faith determination of the STAR III Special Committee, after consultation with outside legal counsel and outside financial advisors) a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and STAR III may not enter into any agreement relating to such Superior Proposal pursuant this Section 7.3(e) or make an Adverse Recommendation Change pursuant to this Section 7.3(e) or terminate this Agreement pursuant to Section 9.1(c)(ii) unless STAR III has complied with the requirements of this Section 7.3(e) with respect to such new Acquisition Proposal including sending an additional STAR III Change Notice (except that the new negotiation period under this Section 7.3(e)(ii) shall be three (3) Business Days instead of five (5) Business Days). Notwithstanding anything in this Section 7.3(e)(ii), neither STAR’s acceptance nor rejection of STAR III’s offer to negotiate pursuant to this Section 7.3(e)(ii) shall have any bearing on STAR’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) herein.

(f) Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the STAR III Board or STAR III, directly or indirectly, from (i) taking and disclosing to the stockholders of the STAR III a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the stockholders of the STAR III under applicable Law, including Rule

14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the stockholders of STAR III if the STAR III Board determines in good faith after consultation with its outside legal counsel (and based on the recommendation of the STAR III Special Committee) that the failure to do so would be inconsistent with the duties of the STAR III directors to STAR III under applicable Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the STAR III Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public re-affirmation of the STAR III Board Recommendation.

(g) Notwithstanding anything to the contrary contained in this Agreement, STAR III shall not, and shall not permit any STAR III Subsidiaries or any of its or their respective Affiliates or Representatives to, reimburse or agree to reimburse the fees or expenses of any Person (including any Go Shop Bidder or its Representatives) in connection with (or related to) an Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable Confidentiality Agreement) but excluding, for the avoidance of doubt, in connection with any acquisition agreement with respect to a Superior Proposal entered into pursuant to this Section 7.3 and resulting in termination of this Agreement pursuant to Section 9.1(c).

(h) STAR III agrees that in the event any Representative of STAR III or any STAR III Subsidiary takes any action that, if taken by STAR III would constitute a material violation of this Section 7.3, then STAR III shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.

(i) For purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide proposal or offer from any Person (other than STAR or any STAR Subsidiaries), whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving STAR or any STAR Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of STAR or any STAR Subsidiaries representing 20% or more of the consolidated assets of STAR and the STAR Subsidiaries, taken as a whole, (c) issue, sale or other disposition by STAR or any STAR Subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding shares of STAR Common Stock, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding shares of STAR III Common Stock, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to STAR III in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of STAR III Common Stock, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement, (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among STAR III and one or more of the STAR III Subsidiaries or solely among the STAR III Subsidiaries or (iii) was solicited by any STAR III Party or their Representative in breach of this Agreement.

(ii) “Superior Proposal” means a written Acquisition Proposal (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the STAR III Board (based on the recommendation of the STAR III Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by STAR) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the stockholders of STAR III (in their capacities as stockholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by STAR)).

Section 7.4 Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law or Order if it is not possible to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the STAR Parties and each of the STAR III Parties shall and shall cause the other STAR Subsidiaries and the other STAR III Subsidiaries, respectively, and their respective Affiliates to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that neither Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of such Party, any of its subsidiaries (including subsidiaries of STAR after the Closing) or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of STAR after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b) In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Party shall, nor shall they permit their respective

Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Merger and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6 Notification of Certain Matters; Transaction Litigation.

(a) The STAR Parties and their Representatives shall give prompt notice to the STAR III Parties, and the STAR III Parties and their Representatives shall give prompt notice to the STAR Parties, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b) The STAR Parties and their Representatives shall give prompt notice to the STAR III Parties, and the STAR III Parties and their Representatives shall give prompt notice to the STAR Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the STAR Parties, the STAR III Parties or their respective Representatives to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i), or Section 9.1(d)(i).

(c) The STAR Parties and their Representatives shall give prompt notice to the STAR III Parties, and the STAR III Parties and their Representatives shall give prompt notice to the STAR Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any STAR Subsidiary or STAR III Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. The STAR

Parties and their respective Representatives shall give STAR III the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the STAR Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without STAR III’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The STAR III Parties and their respective Representatives shall give the STAR Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the STAR III Parties and/or their directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and no such settlement shall be agreed to without STAR’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting or being limited by the provisions of Section 7.7(b) and to the extent permitted by applicable Law, during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, STAR shall (and shall cause the Surviving Entity to): (i) indemnify, defend and hold harmless each Indemnified Party against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action to the extent such Action arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnified Party’s capacity as a manager, director, officer, partner, member, trustee, employee or agent of STAR III or any of the STAR III Subsidiaries, or (y) this Agreement or any of the transactions contemplated by this Agreement, including the Merger; and (ii) pay in advance of the final disposition of any such Action the expenses (including reasonable attorneys’ fees and any expenses incurred by any Indemnified Party in connection with enforcing any rights with respect to indemnification) of any Indemnified Party without the requirement of any bond or other security, in each case to the fullest extent permitted by Law, but subject to STAR’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified. Notwithstanding anything to the contrary set forth in this Agreement, STAR or the Surviving Entity, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit or proceeding against or investigation of any Indemnified Party for which indemnification may be sought under this Section 7.7(a) without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation, (ii) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnified Party shall promptly refund to STAR or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(b) Without limiting the foregoing, and to the extent permitted by applicable Law, each of STAR and the Surviving Entity agree that, during the period commencing as of the Merger Effective Time and ending on the sixth (6th) anniversary of the Merger Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Merger Effective Time, and advancement of expenses, now existing in favor of the current or former managers, directors, officers, partners, members, trustees, employees, agents, fiduciaries or other individuals of STAR III or any of the STAR III Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”) as provided in (i) the STAR III Charter, the STAR III Bylaws or, if applicable, similar organizational documents or agreements of any STAR III Subsidiary (the “STAR III Organizational Documents”) and (ii) indemnification agreements of STAR III shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years following the Merger Effective Time, the organizational documents of the STAR and Surviving Entity and the organizational documents of any applicable STAR Subsidiary or STAR III Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the STAR Governing Documents or, if applicable, similar organizational documents or agreements of any STAR Subsidiary. The STAR Governing Documents provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were Indemnified Parties, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c) To the extent that any Indemnified Party shall reasonably believe that representation by counsel designated by STAR or the Surviving Entity in connection with any action, suit, proceeding, investigation or inquiry results in a conflict of interest, such Indemnified Party shall have the right to employ such person’s own separate counsel, at STAR’s or the Surviving Entity’s expense; provided, however, that such separate counsel shall, to the extent consistent with its professional responsibilities, cooperate with STAR or the Surviving Entity and any counsel designated by STAR or the Surviving Entity.

(d) STAR shall obtain an extended reporting period coverage under STAR’s directors’ and officers’ liability insurance policies or the substantial equivalent of such coverage (to be effective as of the Merger Effective Time) with a policy period of six (6) years after the Merger Effective Time, on prepaid and non-cancellable terms, for a cost not in excess of three times the current annual premiums for such insurance. STAR III and the Surviving Entity shall not take any action to terminate or modify the terms of the extended reporting period coverage.

(e) If STAR or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of STAR or the Surviving Entity, as applicable, assume the obligations set forth in this Section 7.7.

(f) STAR shall cause the Surviving Entity to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the obligations provided in this Section 7.7.

(g) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.7), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of STAR, STAR III and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.8 Dividends.

(a) In the event that a distribution with respect to the shares of STAR III Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of STAR III Common Stock on the Closing Date immediately prior to the Merger Effective Time. In the event that a distribution with respect to the shares of STAR Common Stock permitted under the terms of this Agreement has a record date prior to the Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of STAR Common Stock on the Closing Date immediately prior to the Merger Effective Time. STAR III shall coordinate with STAR on the declaration, setting of record dates and payment dates of dividends on STAR III Common Stock so that holders of STAR III Common Stock (i) do not receive dividends on both STAR III Common Stock and STAR Common Stock received in the Merger in respect of a single distribution period or fail to receive a dividend on either STAR III Common Stock or STAR Common Stock received in the Merger in respect of a single distribution period or (ii) do not receive both a dividend permitted by the proviso to Section 6.2(b)(iii) on STAR Common Stock and a dividend permitted by the proviso to Section 6.1(b)(iii) on STAR III Common Stock received in the Merger or fail to receive either a dividend permitted by the proviso to Section 6.2(b)(iii) on STAR Common Stock or a dividend permitted by the proviso to Section 6.1(b)(iii) on STAR III Common Stock received in the Merger.

(b) In the event that either STAR III or STAR shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or Section 6.2(b)(iii), respectively, it shall notify the other Party at least twenty (20) days prior to the Closing Date, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of STAR III, to holders of STAR III Common Stock, in an amount per share of STAR III Common Stock equal to the product of (A) the dividend declared by STAR with respect to each share of STAR Common Stock by (B) the Exchange Ratio, and (ii) in the case of STAR, to holders of STAR Common Stock, in an amount per share of STAR Common Stock equal to the quotient obtained by dividing (x) the dividend declared by STAR III with respect to each share of STAR III Common Stock by (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.8(b) shall be prior to the Closing Date.

Section 7.9 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute or the restrictions in the STAR Charter or the STAR III Charter on the Merger and the other transactions contemplated by this Agreement.

Section 7.10 Obligations of the Parties. STAR III shall take all actions necessary to cause the other STAR III Parties to perform their obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. STAR shall take all actions necessary to (a) cause the STAR Parties to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Merger Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any indebtedness other than as specifically contemplated by this Agreement.

Section 7.11 New Convertible Stock. If prior to the Closing, STAR Advisor requests that, in lieu of the incentive and performance fees provided for in the Amended and Restated STAR Advisory Agreement, STAR issue, at the Closing, convertible stock (the “New Convertible Stock”) in exchange for the convertible stock currently owned by STAR Advisor (such exchange, the “Exchange”), then subject to the consent of each of STAR and STAR III, upon the approval of each of their respective Special Committees, which consent shall not be unreasonably withheld, delayed or conditioned, the Parties shall amend this Agreement, and take all other necessary actions, to provide for the Exchange, including amending the Amended and Restated STAR Advisory Agreement to delete the incentive and performance fees and issuing the New Convertible Stock in the Exchange. The New Convertible Stock shall have terms and conditions regarding conversion that are substantially similar to the terms set forth in the Amended and Restated STAR Advisory Agreement regarding incentive and performance fees.

Section 7.12 Tax Matters.

(a) Each of STAR and STAR III shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including by executing and delivering the officers’ certificates referred to herein and, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), reporting consistently for all federal, state, and local income Tax or other purposes. None of STAR or STAR III shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) STAR shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions of Morrison & Foerster LLP (“Morrison”) referred to in Section 8.2(g) and Section 8.3(e), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(g) and Section 8.3(e), but dated as of the effective date of the Form S-4 (or shortly before such date), to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to Morrison a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of STAR and STAR Operating Partnership, containing representations of STAR and STAR Operating Partnership reasonably necessary or appropriate to enable Morrison to render the tax opinions described in Section 8.2(g) and Section 8.3(e), and (iv) deliver to DLA Piper a tax representation letter, dated as of the Closing Date and signed by an officer of STAR containing representations of STAR reasonably necessary or appropriate to enable DLA Piper to render the applicable tax opinions described in clause (ii) of this Section 7.12(b) and the tax opinion described in Section 8.3(f).

(c) STAR III shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions of DLA Piper LLP (US) (“DLA Piper”) referenced in Section 8.2(f) and Section 8.3(f), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(f) and Section 8.3(f), but dated as of the effective date of the Form S-4 (or shortly before such date), to the extent required for the Form S-4 to be declared effective by the SEC, (iii) deliver to DLA Piper a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of STAR III and STAR III Operating Partnership, containing representations of STAR III and STAR III Operating Partnership reasonably necessary or appropriate to enable DLA Piper to render the applicable tax opinions described in clause (ii) of this Section 7.12(c), and the tax opinions described in Section 8.2(f) and Section 8.3(f), and (iv) deliver to Morrison a tax representation letter, dated as of the Closing Date and signed by an officer of STAR III containing representations of STAR III reasonably necessary or appropriate to enable Morrison to render the tax opinion described in Section 8.2(g).

(d) STAR and STAR III shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

(e) With respect to the taxable year of STAR III ending on the Closing Date, STAR III shall take all necessary actions, including without limitation, declaring and paying dividends sufficient to satisfy its requirement under Section 857(a)(1), to cause STAR III to qualify as a REIT for its shortened tax year ending on the Closing Date.

Section 7.13 STAR III Designee. The STAR Board shall take or cause to be taken such action as may be necessary, in each case, to be effective as of the Merger Effective Time, to cause the individual set forth on Section 7.13 of the STAR III Disclosure Letter to be elected to the STAR Board effective as of the Merger Effective Time.

Section 7.14 STAR Convertible Stock. STAR shall cause the STAR Convertible Stock to be redeemed for no consideration on or prior to the Merger Effective Time.

Section 7.15 Section 16 Matters. Prior to the Merger Effective Time, each of the Parties hereto shall take all such steps as may be required to cause (a) any dispositions of STAR III Common Stock (including derivative securities with respect to STAR III Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to STAR III immediately prior to the Merger Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of the STAR Common Stock (including derivative securities with respect to the STAR Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to STAR to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Merger Effective Time of the following conditions:

(a) Authorizations; Consents. All consents, authorizations, orders or approvals of each Governmental Authority, lender and other third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement set forth in Section 8.1(a) of the STAR III Disclosure Letter and Section 8.1(a) of the STAR Disclosure Letter shall have been obtained and any applicable waiting periods in respect thereof shall have expired or been terminated.

(b) Stockholder Approval; Charter Amendment. The Stockholder Approval shall have been obtained in accordance with applicable Law and the STAR III Charter and STAR III Bylaws. The STAR III Charter Amendment shall have become effective pursuant to the MGCL.

(c) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2 Conditions to Obligations of the STAR Parties. The obligations of the STAR Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by STAR, at or prior to the Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the STAR III Parties set forth in the Fundamental Representations (except Section 4.4(a) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 4.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of the STAR III Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or STAR III Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a STAR III Material Adverse Effect.

(b) Performance of Covenants and Obligations of the STAR III Parties. The STAR III Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Merger Effective Time.

(c) Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a STAR III Material Adverse Effect.

(d) Delivery of Certificate. STAR III shall have delivered to STAR a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of STAR III, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) Consents. STAR III shall have delivered to STAR all approvals, consents and waivers that are listed on Section 4.3(b) of the STAR III Disclosure Letter, each in a form reasonably satisfactory to STAR.

(f) REIT Opinion. STAR shall have received a written opinion of DLA Piper, or other counsel to STAR III reasonably satisfactory to STAR, dated as of the Closing Date and in form and substance reasonably satisfactory to STAR, to the effect that, commencing with STAR III’s taxable year that ended on December 31, 2016, STAR III has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled STAR III to meet, through the Merger

Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by STAR III and STAR III Operating Partnership.

(g) Section 368 Opinion. STAR shall have received a written opinion of Morrison, or other tax counsel to STAR reasonably satisfactory to STAR, dated as of the Closing Date and in form and substance reasonably satisfactory to STAR, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, Morrison may rely upon the tax representation letters described in Section 7.12

Section 8.3 Conditions to Obligations of the STAR III Parties. The obligations of the STAR III Parties to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by STAR III at or prior to the Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the STAR Parties set forth in the Fundamental Representations (except Section 5.4(a) (Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, (ii) the representations and warranties set forth in Section 5.4(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, and (iii) each of the other representations and warranties of the STAR Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Merger Effective Time, as though made as of the Merger Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or STAR Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a STAR Material Adverse Effect.

(b) Performance of Covenants and Obligations of the STAR Parties. The STAR Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Merger Effective Time.

(c) Absence of Material Adverse Change. On the Closing Date, no circumstance shall exist that constitutes a STAR Material Adverse Effect.

(d) Delivery of Certificate. STAR shall have delivered to STAR III a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of STAR certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e) REIT Opinion. STAR III shall have received a written opinion of Morrison or other counsel to STAR reasonably satisfactory to STAR III, dated as of the Closing Date and in form and substance reasonably satisfactory to STAR III, to the effect that, commencing with STAR’s taxable year that ended on December 31, 2014, STAR has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its proposed method of operation will enable STAR to meet, through the Closing, the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by STAR and STAR Operating Partnership.

(f) Section 368 Opinion. STAR III shall have received a written opinion of DLA Piper, tax counsel to STAR III, or other tax counsel to STAR III reasonably satisfactory to STAR III, dated as of the Closing Date and in form and substance reasonably satisfactory to STAR III, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, DLA Piper may rely upon the tax representation letters described in Section 7.12.

(g) Validity Opinion. STAR or STAR III shall have received a written opinion of Venable LLP, or other counsel to STAR reasonably satisfactory to STAR III and in form and substance reasonably satisfactory to STAR III and filed with the Form S-4, to the effect that the issuance of the Merger Consideration has been duly authorized and, when and if issued in connection with the Merger in accordance with the resolutions of the STAR Board, this Agreement and the Articles of Merger, the Merger Consideration will be validly issued, fully paid and nonassessable.

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of STAR and STAR III;

(b) by either STAR (with prior approval of the STAR Special Committee ) or by STAR III (with prior approval of the STAR III Special Committee):

(i) if the Merger shall not have occurred on or before 11:59 p.m. New York time on April 30, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party (and (A) in the case of STAR, including the failure of the other

STAR Parties, and (B) in the case of STAR III, including the failure of the other STAR III Parties) to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and (A) in the case of STAR, including the failure of the other STAR Parties, and (B) in the case of STAR III, including the failure of the other STAR III Parties) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii) if the Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger and the STAR III Charter Amendment is taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement;

(c) by STAR III (with prior approval of the STAR III Special Committee):

(i) if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the STAR Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied (a “STAR Terminating Breach”), which breach or failure to perform cannot be cured ,or, if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from STAR III to STAR and two (2) Business Days before the Outside Date; provided, that STAR III shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a STAR III Terminating Breach shall have occurred and be continuing at the time STAR III delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii) at any time before Stockholder Approval is obtained, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with the provisions of Section 7.3; provided, however, that this Agreement may not be so terminated unless STAR III shall have complied with Section 7.3 and shall have paid or shall concurrently pay the Termination Payment in accordance with Section 9.3(b) in full to STAR.

(d) by STAR:

(i) if a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of any of the STAR III Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “STAR III Terminating Breach”), which breach or failure to perform cannot be cured, or if capable of cure, has not been cured by the earlier of twenty (20) days following written notice thereof from STAR to STAR III and two (2) Business Days before the Outside Date; provided, that STAR shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a STAR Terminating Breach shall have occurred and be continuing at the time STAR delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii) if, at any time prior to the receipt of the Stockholder Approval, (A) the STAR III Board has made an Adverse Recommendation Change, (B) a tender offer or exchange offer for any shares of STAR III Common Stock that constitutes an Acquisition Proposal (other than by STAR or any of its Affiliates) is commenced and the STAR III Board fails to recommend against acceptance of such tender offer or exchange offer by the stockholders of STAR III and to publicly reaffirm the STAR III Board Recommendation within ten (10) Business Days of being requested to do so by STAR, or (C) STAR III shall have violated any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof that did not result in an Alternative Acquisition Proposal).

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties, in accordance with the provisions of Section 10.2, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the STAR Parties or the STAR III Parties, except that the Confidentiality Agreements and the provisions of Section 7.4 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions) of this Agreement shall survive the termination hereof; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or willful and material breach of any of its covenants, obligations or agreements set forth in this Agreement.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided that the Parties will share equally any Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement.

(b) In the event that this Agreement is terminated:

(i) (A) by STAR pursuant to Section 9.1(d)(i), on account of a failure to perform any obligation, covenant or agreement on the part of any of the STAR III Parties set forth in this Agreement, and after the date hereof and prior to the failure to perform giving rise to such right of termination, an Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” increased to 50%) has been publicly announced, disclosed or otherwise communicated to the STAR Board or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal or (B)(x) by STAR III or STAR pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), and after the date of this Agreement but prior to the Stockholders Meeting, an Acquisition Proposal with respect to STAR III has been publicly announced, disclosed or otherwise communicated to STAR III’s stockholders (and not withdrawn) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal and (y) within twelve (12) months after the date of such termination, a transaction in respect of an Acquisition Proposal with respect to STAR III is consummated or STAR III enters into a definitive agreement in respect of an Acquisition Proposal with respect to STAR III that is later consummated, STAR III shall pay to STAR the Full Termination Payment;

(ii) by STAR III pursuant to Section 9.1(c)(ii), then STAR III shall pay to STAR (A) an amount equal to the Go Shop Termination Payment if such termination occurs no later than five (5) Business Days after (x) the Go-Shop Period End Time or (y) in the event of timely delivery of a STAR III Change Notice, the negotiation period contemplated by Section 7.3 (e)(ii) and (B) an amount equal to the Full Termination Payment if the event giving rise to STAR III’s termination right occurred thereafter; or

(iii) by STAR pursuant to Section 9.1(d)(ii), then STAR III shall pay to STAR (A) an amount equal to the Go Shop Termination Payment if the event giving rise to STAR’s termination right occurred no later than five (5) Business Days after (x) the Go-Shop Period End Time or (y) in the event of timely delivery of a STAR III Change Notice, the negotiation period contemplated by Section 7.3(e)(ii) and (B) an amount equal to the Full Termination Payment if the event giving rise to STAR’s termination right occurred thereafter.

(c) Termination Payment. The Parties agree and acknowledge that in no event shall STAR III be required to pay the applicable Termination Payment on more than one occasion. Payment of the Termination Payment shall be made by wire transfer of same day funds to the account or accounts designated by STAR III: (i) within two (2) Business Days after the consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Payment payable pursuant to Section 9.3(b)(i); and (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Termination Payment payable pursuant to Section 9.3(b)(ii) or Section 9.3(b)(iii).

(d) Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Payment becomes payable, then such payment shall be STAR’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against STAR III and its Subsidiaries and their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

(e) Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that STAR III shall fail to pay the applicable Termination Payment when due, STAR III shall reimburse the STAR for all reasonable costs and expenses actually incurred or accrued by STAR (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3. Further, if STAR III fails to timely pay any amount due pursuant to Section 9.3(b), and, in order to obtain the payment, STAR commences a suit which results in a judgment against STAR III for the payment set forth in this Section 9.3, STAR III shall pay to STAR its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at a rate per annum equal to the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(f) If STAR III becomes obligated to pay a fee under this Section 9.3, then STAR III shall deposit into escrow an amount in cash equal to the applicable Termination Payment with an escrow agent reasonably selected by STAR, after reasonable consultation with STAR III, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3 and otherwise reasonably acceptable to each of the Parties and the escrow agent. The payment or deposit into escrow of the applicable Termination Payment pursuant to this Section 9.3(b) shall be made by STAR III promptly after receipt of notice from STAR that the Escrow Agreement has been executed by the parties thereto and once deposited in escrow shall relieve STAR III from any further obligation to pay any fee required under this Section 9.3. The Escrow Agreement shall provide that the Termination Payment in escrow or the applicable portion thereof shall be released to STAR on an annual basis based upon the delivery by STAR to the escrow agent of any one (or a combination) of the following:

(i) a letter from STAR’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to STAR without causing STAR to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of STAR determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A) (H) or 856(c)(3)(A) (I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to STAR such maximum amount stated in the accountant’s letter;

(ii) a letter from STAR’s counsel indicating that STAR received a private letter ruling from the IRS holding that the receipt by STAR of the applicable Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to STAR the remainder of the applicable Termination Payment; or

(iii) a letter from STAR’s counsel indicating that STAR has received a tax opinion from STAR’s outside counsel or accountant, respectively, to the effect that the receipt by STAR of the applicable Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to STAR the remainder of the applicable Termination Payment.

The Parties agree to cooperate in good faith to amend this Section 9.3(f) at the reasonable request of STAR in order to (A) maximize the portion of the applicable Termination Payment that may be distributed to STAR hereunder without causing STAR to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve STAR’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(f) or (C) assist STAR in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(f). The Escrow Agreement shall provide that STAR shall bear all costs and expenses under the Escrow Agreement and that any portion of the applicable Termination Payment held in escrow for ten (10) years shall be released by the escrow agent to STAR III. STAR III shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement (other than any Taxes imposed on STAR III in connection therewith). STAR shall fully indemnify STAR III and hold STAR III harmless from and against any such liability, cost or expense.

Section 9.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties by action taken or authorized by the STAR Special Committee and the STAR III Special Committee, respectively, at any time before or after receipt of the Stockholder Approval and prior to the Merger Effective Time; provided, that after the Stockholder Approval has been obtained, there shall not be (i) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of STAR Common Stock, or which by applicable Law requires the further approval of the stockholders of STAR without such further approval of such stockholders, or (ii) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)	if to a STAR III Party to:

Special Committee of the Board of Directors

c/o Steadfast Apartment REIT III, Inc.

18100 Von Karman Avenue, Suite 500

Irvine, CA 92612

Attn: Stephen Bowie

email: srbowie.ssc@gmail.com

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612

Attn: Robert H. Bergdolt

email: robert.bergdolt@dlapiper.com

(b)	if to a STAR Party to:

Special Committee of the Board of Directors

c/o Steadfast Apartment REIT, Inc.

18100 Von Karman Avenue, Suite 500

Irvine, CA 92612

Attn: Thomas Purcell

email: tom@curcicompanies.com

with copies (which shall not constitute notice) to:

Venable, LLP

750 E. Pratt Street, Suite 900

Baltimore, MD 21202

Attn: Sharon Kroupa

email: sakroupa@venable.com

Morrison & Foerster LLP

3500 Lenox Road, N.E., Suite 1500

Atlanta, GA 30326

Attention: Heath D. Linsky

email: hlinsky@mofo.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits, Schedules, the STAR Disclosure Letter and the STAR III Disclosure Letter), the Confidentiality Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article 3 (which, from and after the Merger Effective Time, shall be for the benefit of holders of shares of STAR Common Stock immediately prior to the Merger Effective Time) and Section 7.7 (which, from and after the Merger Effective Time shall be for the benefit of the Indemnified Parties) are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

Section 10.6 Extension; Waiver. At any time prior to the Merger Effective Time, the Parties may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Governing Law; Venue.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court, for the purpose of any dispute arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such dispute except in such courts, (iii) agrees that any claim in respect of any such dispute may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such dispute, (v) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such dispute, and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

STEADFAST APARTMENT REIT, INC.

By:	/s/ Rodney F. Emery
Name: Rodney F. Emery
Title: Chief Executive Officer and Chairman of the Board of Directors

STEADFAST APARTMENT REIT OPERATING PARTNERSHIP, L.P.

By: Steadfast Apartment REIT, Inc., not in its individual capacity but solely as general partner

By:	/s/ Rodney F. Emery
Name: Rodney F. Emery
Title: Chief Executive Officer and Chairman of the Board of Directors

SIII SUBSIDIARY, LLC

By: Steadfast Apartment REIT, Inc., its Member

By:	/s/ Rodney F. Emery
Name: Rodney F. Emery
Title: Chief Executive Officer and Chairman of the Board of Directors

[Signature Page to the Agreement and Plan of Merger]

STEADFAST APARTMENT REIT III, INC.

By:	/s/ Kevin Keating
Name: Kevin Keating
Title: Chief Financial Officer

STEADFAST APARTMENT REIT III OPERATING PARTNERSHIP, L.P.

By: Steadfast Apartment REIT III, Inc., not in its individual capacity but solely as general partner

By:	/s/ Kevin Keating
Name: Kevin Keating
Title: Chief Financial Officer

[Signature Page to the Agreement and Plan of Merger]